Exhibit 10.1

J.P.Morgan

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 1, 2015
among
KAISER ALUMINUM CORPORATION,
KAISER ALUMINUM INVESTMENTS COMPANY,
KAISER ALUMINUM FABRICATED PRODUCTS, LLC,
KAISER ALUMINUM WASHINGTON, LLC and
KAISER ALUMINUM ALEXCO, LLC,

as Borrowers
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________

J.P. MORGAN SECURITIES LLC and
WELLS FARGO BANK, N.A.,
as Joint Bookrunners and Joint Lead Arrangers
WELLS FARGO BANK, N.A.,
as Documentation Agent
and
BANK OF AMERICA, N.A.,
as Syndication Agent

CHASE BUSINESS CREDIT

i

ARTICLE XI
The Borrower Representative
Section 11.01.	Appointment; Nature of Relationship	102
Section 11.02.	Powers	102
Section 11.03.	Employment of Agents	103
Section 11.04.	Notices	103
Section 11.05.	Successor Borrower Representative	103
Section 11.06.	Execution of Loan Documents; Borrowing Base Certificate	103
Section 11.07.	Reporting	103

v

SCHEDULES:

Revolving Commitment Schedule
Schedule 1.01(b) - Designated Account Debtors
Schedule 1.01(c) - Significant Subsidiaries
Schedule 1.01(d) - Reliance Account Debtors
Schedule 1.01(e) - Existing Loans
Schedule 2.06(k) - Existing Letters of Credit
Schedule 3.05 (a) - Real Property
Schedule 3.05(b) - Intellectual Property
Schedule 3.06 - Disclosed Matters
Schedule 3.12 - Material Agreements
Schedule 3.14 - Insurance
Schedule 3.15 - Capitalization and Subsidiaries
Schedule 6.01(b) - Existing Indebtedness
Schedule 6.01(e) - Existing Purchase Money Debt and Capital Lease Obligations
Schedule 6.02 - Existing Liens
Schedule 6.04 - Existing Investments
Schedule 6.10 - Existing Restrictions

EXHIBITS:

Exhibit A - Form of Assignment and Assumption
Exhibit B - Form of Opinion of Borrower’s Counsel
Exhibit C - Form of Borrowing Base Certificate
Exhibit D - Form of Compliance Certificate
Exhibit E - Form of Joinder Agreement
Exhibit F-1 - U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2 - U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3 - U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4 - U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 1, 2015 (as it may be amended or modified from time to time, this “Agreement”), among KAISER ALUMINUM CORPORATION, a Delaware corporation, KAISER ALUMINUM INVESTMENTS COMPANY, a Delaware corporation, KAISER ALUMINUM FABRICATED PRODUCTS, LLC, a Delaware limited liability company, KAISER ALUMINUM WASHINGTON, LLC, a Delaware limited liability company, and KAISER ALUMINUM ALEXCO, LLC, a Delaware limited liability company, as Borrowers, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, J.P. MORGAN SECURITIES LLC and WELLS FARGO BANK, N.A., as Joint Bookrunners and Joint Lead Arrangers, WELLS FARGO BANK, N.A., as Documentation Agent, and BANK OF AMERICA, N.A., as Syndication Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions

Section 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase, in its capacity as administrative agent for the Lenders hereunder, and its successors and assigns in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agency Site” means the Electronic System established by the Administrative Agent to administer this Agreement.
“Agents” means, individually or collectively as the context may require, the Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers, the Documentation Agent and the Syndication Agent.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
“Agreement” has the meaning assigned to such term in the preamble.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Total Revolving Commitment of all the Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposures at that time), (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Revolving Commitments; provided that in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations under clauses (a) and (c) above.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “Revolver ABR Spread” or “Revolver Eurodollar Spread”, as the case may be, based upon Quarterly Available Credit as of the most recent determination date; provided that until the delivery to the Administrative Agent, pursuant to Section 5.01(f), of all the Borrowing Base Certificates for the first full Fiscal Quarter after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category [1]:

Quarterly Available Credit	Revolver ABR Spread	Revolver Eurodollar Spread
Category 1 > 40% of Revolving Commitment	0.25%	1.25%
Category 2 ≥ 25% but ≤ 40% of Revolving Commitment	0.50%	1.50%
Category 3 < 25% of Revolving Commitment	0.75%	1.75%

For purposes of the foregoing, (a) the Applicable Rate shall be determined by the Administrative Agent as of the end of each Fiscal Quarter based upon the Borrowing Base Certificates that are delivered from time to time pursuant to Section 5.01(f), and (b) each change in the Applicable Rate resulting from a change in Quarterly Available Credit shall be effective as of the first day of each succeeding Fiscal Quarter following the Fiscal Quarter with respect to which the Quarterly Available Credit is calculated and ending on the date immediately preceding the effective date of the next such change; provided that Quarterly Available Credit shall be deemed to be in Category 3 (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Borrower Representative fails to deliver any Borrowing Base Certificate that is required to be delivered by it pursuant to Section 5.01(f), during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered. The Administrative Agent shall provide the Borrower Representative with a statement of each calculation of Quarterly Available Credit promptly following the end of each Fiscal Quarter. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 1.06.
“Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Total Revolving Commitment and (ii) the Borrowing Base, minus (b) the Aggregate Credit Exposure, minus (c) without duplication of any Reserves imposed pursuant to the calculation of Borrowing Base, Reserves. The Administrative Agent may, in its Permitted Discretion, adjust Reserves, with any such changes to be effective three Business Days after delivery of notice thereof to the Company.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Total Revolving Commitment.
“Available Revolving Commitment” means, at any time, the Total Revolving Commitment then in effect minus the Aggregate Credit Exposure.
“Banking Services” means each and any of the following bank services provided to any Borrower by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” means any and all obligations of the Borrowers, Kaiser Aluminum Beijing Trading Company, Kaiser Aluminum France, SAS, Kaiser Aluminum Canada Limited, Trochus Insurance Company, DCO Management , LLC, and Kaiser Aluminum Mill Products Inc., whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” or “Borrowers” means, individually or collectively as the context may require, the Company, KAIC, KAFP, KAW, KAA and each other Significant Subsidiary that is required to become a Borrower hereunder pursuant to Section 5.14(a).
“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.
“Borrowing” means each (a) Revolving Borrowing, (b) Swingline Loan or (c) Protective Advance.
“Borrowing Base” means, at any time, the sum of:
(a) 85% of the Borrowers’ Eligible Accounts at such time;
plus
(b) the lesser of (i) 75% of the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time;
plus
(c) the PP&E Component;
minus

(d) without duplication of any Reserves imposed pursuant to the calculation of Availability, Reserves;
minus
(e) the excess, if any, of (i) 85% of the Borrowers’ Eligible Accounts owed by Account Debtors that are not organized under the law of the U.S. or a state of the U.S., over (ii) 25% of the lesser of (A) the Total Revolving Commitment and (B) the sum of the amount described in the foregoing clause (a), plus the amount described in the foregoing clause (b) plus the amount described in the foregoing clause (c) minus the amount described in the foregoing clause (d).
The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Company. Commencing 91 days prior to the maturity date of the Unsecured Notes, Reserves shall be increased by an amount equal to the principal amount outstanding of the Unsecured Notes, less the amount of cash set aside by the Company in a manner satisfactory to the Administrative Agent for the repayment of the Unsecured Notes.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.
“Borrowing Request” means a request by the Borrower Representative for a Borrowing of Revolving Loans in accordance with Section 2.02.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.
“Capital Expenditures” means, without duplication, any actual cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 45% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement, (ii) nominated or appointed by the board of directors of the Company or (iii) approved by the board of directors of the Company as director candidates prior to their election; or (c) the acquisition of direct or indirect Control of any of the Borrowers (other than the Company) by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) other than the Company.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule. regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Borrower, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent (for the benefit of the Secured Holders) to secure the Secured Obligations.
“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement, each Collateral Access Agreement, each Deposit Account Control Agreement, each Lock Box Agreement and each other document granting a Lien upon the Collateral as security for payment of the Secured Obligations.
“Collection Deposit Account” has the meaning assigned to such term in the Security Agreement.
“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Revolving Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commodity Swap Agreement” means any Swap Agreement involving or settled by reference to one or more commodities.
“Company” means Kaiser Aluminum Corporation, a Delaware corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenant Release Event” means as of any date following the occurrence of a Covenant Trigger Event, the first date upon which Availability has exceeded 10% of the Total Commitment then in effect for each day during the 30 consecutive calendar day period ending on such date after the immediately preceding Covenant Trigger Event.
“Covenant Trigger Event” means any date on which Availability has been less than 10% of the Total Revolving Commitment then in effect. A Covenant Trigger Event shall be deemed to have occurred and be continuing from the occurrence of such Covenant Trigger Event up to but not including the first date upon which a Covenant Release Event occurs following such Covenant Trigger Event.
“Covenant Trigger Period” means the period beginning on the date of the occurrence of a Covenant Trigger Event and ending on the date of the occurrence of the Covenant Release Event.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Lender Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disqualified Indebtedness” means any Indebtedness for borrowed money with any bond, note, indenture or similar instrument issued, assumed or acquired in connection with an acquisition if the instrument governing such Indebtedness or other obligation (a) has a scheduled maturity date earlier than 90 days after the Maturity Date or (b) requires any Borrower to make any scheduled or mandatory payments of principal or to otherwise purchase or redeem, or make sinking fund or other similar payments with respect to, such Indebtedness earlier than 90 days after the Maturity Date; provided that the amount of such Indebtedness under this clause (b) shall be the aggregate principal amount of all such scheduled or mandatory payments, purchases, redemptions, or sinking fund or other similar payments required to be made earlier than 90 days after the Maturity Date.
“Document” has the meaning assigned to such term in the Security Agreement.
“Documentation Agent” means Wells Fargo Bank, N.A., in its capacity as Documentation Agent, and its successors and assigns in such capacity.
“dollars” or “$” refers to lawful money of the United States.
“Dominion Release Event” means, as of any date following the occurrence of a Dominion Trigger Event, the first date upon which Availability has exceeded 10% of the Total Revolving Commitment then in effect for each day during the 30 consecutive calendar day period ending on such date after the immediately preceding Dominion Trigger Event.
“Dominion Trigger Event” means any date on which Availability is less than 10% of the Total Revolving Commitment then in effect for any period of five consecutive Business Days ending on such date. A Dominion Trigger Event shall be deemed to have occurred and be continuing from the occurrence of such Dominion Trigger Event up to but not including the first date upon which a Dominion Release Event occurs following such Dominion Trigger Event.
“Dominion Trigger Period” means the period beginning on the date of the occurrence of a Dominion Trigger Event and ending on the date of the occurrence of the Dominion Release Event.
“EBITDA” means, for the Borrowers and the Subsidiaries on a consolidated basis, for any period, in each case as determined in accordance with GAAP, Net Income for such period, plus (a) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) expense for income taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred, (vi) Mark-to-Market Losses, (vii) Salaried VEBA Expense, (viii) any other non-cash charges except to the extent that any such non-cash charges (A) could reasonably be expected to result in a cash payment during the term of this Agreement or (B) represent amortization of a prepaid cash item paid in a prior period, and (ix) any expense or charge related to the transactions contemplated hereby and any equity issuance, investment, acquisition (whether or not such acquisition has been or will be consummated), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing net income, minus (b) to the extent included in determining Net Income, (i) benefit for income taxes, (ii) extraordinary gains realized, (iii) Mark-to-Market Profits and (iv) Salaried VEBA Benefits. For the avoidance of doubt, no cash payments to settle the Union VEBA Trust Liability will be an adjustment to determine EBITDA.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System (or any successor system).
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Accounts” means, at any time, the Accounts of the Borrowers which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for (a) the extension of Revolving Loans and Swingline Loans and (b) the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Holders);
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Holders) or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Holders);
(c)    which is unpaid more than 120 days after the date of the original invoice therefor (or more than 60 days after the original due date therefor);
(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under this Agreement (other than as a result of the operation of paragraph (e) below);
(e)    which is owing by an Account Debtor to the extent that the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all the Borrowers exceeds 25% (or, solely in the case of the Reliance Account Debtors and Investment-Grade Account Debtors, 35%) of the aggregate amount of Eligible Accounts of all the Borrowers, provided that, in each such case, only those Accounts owing by such Account Debtor or group of Affiliated Account Debtors that are in excess of 25% (or 35% in the case of the Reliance Account Debtors and Investment-Grade Account Debtors) of the aggregate amount of Eligible Accounts as set forth in the most recent Borrowing Base Certificate delivered hereunder shall be deemed ineligible as a result of this paragraph (e);
(f)    with respect to which any (i) covenant has been breached in any material respect or (ii) representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement or the Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business; (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor; (iii) represents a progress billing; (iv) is contingent upon the applicable Borrower’s completion of any further performance (other than product returns in the ordinary course of business); (v) represents a guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (excluding Accounts that are subject to returns in the ordinary course of business); (vi) represents a sale on a bill-and-hold; provided that such Account shall be deemed eligible if (A) the applicable Account Debtor with respect to such Account has delivered an agreement (in form and substance acceptable to the Administrative Agent) among such Account Debtor, the applicable Borrower and the Administrative Agent, pursuant to which such Account Debtor unconditionally agrees to accept delivery of such goods and waives any rights of set-off with respect to such Account or (B) such Account Debtor unconditionally agrees to pay in cash for such Account in the event that such Account Debtor elects not to take delivery); and (vii) relates to payments of interest;
(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower (other than bill-and-hold Accounts which satisfy the requirements set forth in the proviso to clause (g)(vi) above); provided, however, that this paragraph shall not exclude portions of Accounts relating to “capacity reservation fees”;
(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)    which is owed by an Account Debtor which has (i) applied for, suffered or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets; (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator; (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws; (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due; (v) become insolvent; or (vi) ceased operation of its business; provided that, notwithstanding the foregoing, the Administrative Agent may determine, in its Permitted Discretion, that post-petition Accounts owing by an Account Debtor that is a debtor-in-possession under Federal bankruptcy laws shall not be deemed ineligible;
(k)    which is owed by any Account Debtor which has sold all or a substantially all of its assets;
(l)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., the United Kingdom or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., the United Kingdom, Canada or any province of Canada unless, in either case, such Account is (A) backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, (B) owed by an Account Debtor that has been approved by the Administrative Agent in its Permitted Discretion or (C) owed by an Account Debtor listed on Schedule 1.01(b), as such schedule may be amended from time to time by the Borrower Representative with the consent of the Required Lenders; provided that with respect to clauses (B) and (C), the aggregate amount of such Accounts owed by all such Account Debtors in the aggregate shall not exceed 25% of the aggregate amount of Eligible Receivables;

(m)    which is owed in any currency other than U.S. dollars, Euros, Pounds Sterling, Canadian Dollars or any other currency specified by the Administrative Agent in its Permitted Discretion; provided that the amount of all such Accounts payable in Euros, Pounds Sterling, Canadian Dollars or any other currency specified by the Administrative Agent shall not exceed $15,000,000 in the aggregate; and provided, further, that, with respect to Accounts owed in any currency other than U.S. dollars, the value of such Accounts for purposes of calculating the Borrowing Base shall be expressed in U.S. dollars as of the date of the applicable Borrowing Base Certificate, each such value to be calculated on a basis acceptable to the Administrative Agent in its Permitted Discretion;
(n)    which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;
(o)    which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Borrower;
(p)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(q)    which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(r)    which is evidenced by any promissory note, chattel paper, or instrument;
(s)    which is (i) owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) a Sanctioned Person;
(t)    with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party; or
(w)    which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.
In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.
“Eligible Equipment” means machinery, equipment and rolling stock (solely for purposes of this definition and any definition used in the calculation of the Borrowing Base, “Equipment”) owned by a Borrower and located in the United States, which satisfies each of the following requirements:
(a) the applicable Borrower has good and marketable title to the Equipment;
(b) the full purchase price for the Equipment has been paid by the applicable Borrower;
(c) the Equipment is located on premises owned or leased by the applicable Borrower (provided that with respect to Equipment that is located at a leased facility, the Administrative Agent shall have received a Collateral Access Agreement in form and substance acceptable to the Administrative Agent or the Administrative Agent shall have implemented Reserves in an amount equal to three (3) months rent for such leased facility, but without duplication of any Reserves for rent pursuant to any other provision of this Agreement or any deduction of rent as a portion of liquidation costs in determining the Net Orderly Liquidation Value of such Equipment);
(d) the Equipment is in good repair and working order;
(e) the Equipment is not subject to any agreement which restricts the ability of the applicable Borrower to use, sell, transport or dispose of the Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of the Equipment;
(f) the Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which the Equipment is located;
(g) the Administrative Agent has received an appraisal report with respect to the Equipment from an independent appraiser reasonably satisfactory to the Administrative Agent setting forth the Net Orderly Liquidation Value of the Equipment;
(h) the Administrative Agent has a perfected first-priority Lien on the Equipment subject to no other Liens, except Liens permitted under Section 6.02 hereof that are subordinate and junior to the Lien in favor of the Administrative Agent; and

(i) the Administrative Agent has not determined, in its Permitted Discretion, that such Equipment is ineligible.
“Eligible Inventory” means, at any time, the Inventory of a Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for (i) the extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
(a)    which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Holders);
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Holders) and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Holders);
(c)    which is, in the Administrative Agent’s opinion, applying its Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
(d)    with respect to which any covenant has been breached in any material respect or representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement or the Security Agreement (provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard) and which does not conform in any material respect to all standards imposed by any Governmental Authority;
(e)    in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f)    which constitutes packaging and shipping material or stores (provided that such stores may be deemed eligible in the Administrative Agent’s Permitted Discretion upon receipt of an inventory appraisal with respect to such stores, which appraisal shall be done in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent), displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(g)    other than Inventory not in excess of $5,000,000 at any time, which is (i) not located in the U.S. or Canada or (ii) in transit except for Inventory in transit between locations controlled by a Borrower;
(h)    which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, but without duplication of any Rent Reserves pursuant to any other provision of this Agreement;

(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion (provided that up to $15,000,000 of such Inventory may be included in the Borrowing Base even if Collateral Access Agreements and such other documentation as the Administrative Agent may require have not been obtained with respect to such Inventory) or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor; provided that Inventory located at a third-party processor shall not be ineligible pursuant to this paragraph (j) if the applicable third-party processor has entered into, on terms reasonably satisfactory to the Administrative Agent, a Collateral Access Agreement or such other documentation as the Administrative Agent may reasonably require;
(k)    which is the subject of a consignment by such Borrower as consignor or which any Borrower has placed on consignment with another Person (other than a Person that is a third party processor of such Inventory, in which case such Inventory may be included as Eligible Inventory to the extent provided in paragraph (j) above);
(l)    which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent is satisfied, in its Permitted Discretion, that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(m)    for which reclamation rights have been asserted by the seller; or
(n)    which has been acquired from a Sanctioned Person; or
(o)    which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” means (a) any machinery or equipment and (b) any other Property classified as “equipment” under the UCC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to satisfy any minimum funding standard (sufficient to give rise to a Lien under Section 430 of the Code or Section 303 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the taking of any steps by any Borrower or any ERISA Affiliate to terminate any Plan or the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the incurrence by any Borrower of any material liability under Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of September 30, 2011, as amended, among the Borrowers, the lenders party thereto and JPMorgan Chase, as Administrative Agent.
“Existing Lender” means any Lender that has Existing Loans, immediately prior to the making of the initial Borrowings hereunder.
“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06(k) hereto, which letters of credit were originally issued by the Issuing Bank pursuant to the Existing Credit Agreement.
“Existing Loans” means, with respect to each Existing Lender, the aggregate principal amount of such Existing Lender’s revolving loans that are outstanding under the Existing Credit Agreement immediately prior to the making of the initial Borrowings hereunder, as set forth on Schedule 1.01(e).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of a Borrower, or any other Person who performs a function similar to any of the foregoing and has been identified in writing to the Administrative Agent as a “Financial Officer” hereunder.
“Fiscal Month” means any of the monthly accounting periods of the Borrowers and the Subsidiaries.
“Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers and the Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the Borrowers and the Subsidiaries ending on December 31 of each year.
“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of any period, of (a) EBITDA for the period of determination minus Net Capital Expenditures for such period of determination, to (b) Fixed Charges for such period of determination, all calculated for the Borrowers and the Subsidiaries (other than Subsidiaries that are not Borrowers and do not meet the conditions set forth in the first proviso to Section 5.14) on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for the Borrowers and the Subsidiaries on a consolidated basis, with reference to any period, without duplication, cash Interest Expense paid during such period, plus scheduled principal payments on Indebtedness (including rent or other payments on Capital Lease Obligations other than imputed interest components thereof) made during such period, plus, income taxes paid in cash during such period (or less cash payments received with respect to income taxes during such period), plus dividends or other distributions paid in cash to holders of Equity Interests in the Company in respect thereof during such period.
“Fixtures” means any Property classified as “fixtures” under the UCC.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Funding Accounts” has the meaning assigned to such term in Section 4.01(h).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than “capacity reservation fees” arising in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, expense accruals and deferred compensation items incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this paragraph (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations; (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out; (l) all Swap Obligations of such Person (with the amount of Indebtedness attributable to Swap Obligations of such Person for purposes of this definition being equal to the Net Mark-to-Market Exposure with respect thereto); and (m) any other Off-Balance Sheet Liability.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.
“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” means, with reference to any period, total interest expense, calculated on a consolidated basis for the Company and the Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing) for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Inventory” has the meaning assigned to such term in the Security Agreement.
“Investment” has the meaning assigned to such term in Section 6.04.
“Investment-Grade Account Debtor” means the applicable Account Debtor or such Account Debtor’s parent entity is rated BBB- or better by S&P or Baa3 or better by Moody’s.
“Issuing Bank” means JPMorgan Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joinder Agreement” has the meaning assigned to such term in Section 5.14(a).
“Joint Bookrunners” means, individually or collectively as the context may require, J.P. Morgan Securities LLC and Wells Fargo Bank, N.A., in their respective capacities as joint bookrunners hereunder, and each of their successors and assigns in such capacity.
“Joint Lead Arrangers” means, individually or collectively as the context may require, J.P. Morgan Securities LLC and Wells Fargo Bank, N.A., in their respective capacities as joint lead arrangers hereunder, and each of their successors and assigns in such capacity.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“KAA” means Kaiser Aluminum Alexco, LLC, a Delaware limited liability company.
“KAFP” means Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company.
“KAIC” means Kaiser Aluminum Investments Company, a Delaware corporation.
“KAW” means Kaiser Aluminum Washington, LLC, a Delaware limited liability company.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parties” means, individually or collectively as the context may require, the Agents, the Lenders and the Issuing Bank.
“Lenders” means the Persons listed on the Revolving Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Shortfall Amount” means an amount equal to the difference of (a) the amount of Letter of Credit Exposure at such time, less (b) the amount of cash on deposit in the LC Collateral Account at such time which (i) is free and clear of all rights, claims and Liens of all Persons, other than in favor of the Administrative Agent (for the benefit of the Secured Holders), and (ii) has not been applied against the Obligations.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion, in each case (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Borrower in its capacity as guarantor of repayment of the Secured Obligations.
“Loan Guaranty” means Article X of this Agreement.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.
“Lock Box Agreement” has the meaning assigned to such term in the Security Agreement.
“Mark-to-Market Losses” means, with respect to any Person as of any date of determination, all non-cash unrealized losses recorded in the income of such Person arising from Swap Agreement transactions.
“Mark-to-Market Profits” means with respect to any Person as of any date of determination, all non-cash unrealized gains or profits recorded in the income of such Person arising from Swap Agreement transactions.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition, financial or otherwise of the Borrowers, taken as a whole; (b) the ability of the Borrowers, taken as a whole, to perform any of their obligations under the Loan Documents to which they are a party; (c) the Collateral, the Administrative Agent’s Liens (for the benefit of the Secured Holders) on the Collateral or the priority of such Liens; or (d) the rights of or benefits available to the Administrative Agent or any other Lender Party under the Loan Documents.
“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and the Subsidiaries of any Borrower in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or Subsidiary in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that such Borrower or Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means [December 1], 2020 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Liability” has the meaning assigned to such term in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Capital Expenditures” means, with respect to any Person and any period, as of any date of determination, the total Capital Expenditures of such period minus that portion of such Capital Expenditures that (a) are financed with Indebtedness described in Section 6.01(e) and 6.01(m), and (b) are financed with insurance proceeds received in respect of any casualty, provided such insurance proceeds are reinvested in assets of a substantially similar nature as those subject to any such casualty.
“Net Income” means, for any period, the consolidated net income (or loss) of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of the Subsidiaries; (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of the Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions; and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Net Mark-to-Market Exposure” means with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of the date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).
“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in the most recent appraisal received by the Administrative Agent in accordance with the terms hereof, which appraisal shall be done in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“Net Proceeds” means, if in connection with (a) an asset disposition, cash proceeds received by any Borrower net of (i) commissions, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates of such Borrower); (ii) taxes actually payable in respect thereof and reasonable estimates of taxes actually payable with respect to such transaction in the tax year of such transaction or in the following tax year; (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens), if any; (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith; and (v) amounts escrowed or reserved against indemnification obligations or purchase price adjustments; provided, however, that Net Proceeds shall not include any such amounts so received by such Borrower in respect of any asset disposition made in any Fiscal Year until the aggregate amount of cash received by all Borrowers in respect of asset dispositions during such Fiscal Year exceeds $15,000,000 (excluding cash received in connection with dispositions described in Section 6.05(a)), in which case Net Proceeds shall constitute solely such amounts in excess thereof; or (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; or (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith, provided, however, that Net Proceeds shall not include any cash received in connection with the exercise of stock options granted to employees or directors of any Borrower or any of the Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Participant” has the meaning set forth in Section 9.04.
“Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“Payment Condition” means, with respect to any proposed action on any date, a condition that is satisfied if (a) no Default or Event of Default has occurred and is continuing or would result after giving effect to such action and (b) (i) after giving effect to such proposed action, Availability calculated on a Pro Forma Basis is greater than 17.5% of the Total Revolving Commitment or (ii) both (A) after giving effect to such proposed action, Availability calculated on a Pro Forma Basis is greater than 15% of the Total Revolving Commitment and (B) the Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis (with the amount of any prepayments of Indebtedness made during such period and the amount of any Investments in joint ventures for such period being deemed to be Fixed Charges for such pro forma calculation) after giving effect to such proposed action for the period of four consecutive Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, is greater than 1.15 to 1.0.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition by any Borrower in a transaction that satisfies each of the following requirements:
(a)    such acquisition is not a hostile or contested acquisition;
(b)    the business acquired in connection with such acquisition (i) is not located in any country or jurisdiction in which (A) in accordance with Requirements of Law binding on U.S. Persons (including the regulations promulgated by the U.S. Office of Foreign Assets Control), U.S. Persons are prohibited from engaging in business or (B) any Lender would, in accordance with its internal policies, be prohibited from extending credit, and (ii) is not primarily engaged, directly or indirectly, in any material line of business other than the businesses in which the Borrowers are engaged on the Effective Date and any business activities that are substantially similar, related or incidental thereto;
(c)    both before and after giving effect to such acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects; provided that either (i)(A) each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard and (B) any such representation or warranty which relates to a specified prior date shall be true and correct (subject to the aforementioned materiality standards) as of such earlier date; or (ii) to the extent the Lenders have been notified in writing by the Borrower Representative that any representation or warranty is not correct, the Required Lenders have explicitly waived in writing compliance with such representation or warranty;
(d)    as soon as available, but not less than ten days prior to closing of such acquisition, the Borrower Representative has provided the Administrative Agent (i) notice of such acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;
(e)    if the Accounts and Inventory acquired in connection with such acquisition are proposed to be included in the determination of the Borrowing Base and would, if so included, constitute 10% or more of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction prior to such inclusion;
(f)    the Payment Condition is satisfied;
(g)    if such acquisition is an acquisition of the Equity Interests of a Person, such acquisition is structured so that the Person so acquired shall become a wholly-owned Subsidiary of a Borrower and, if required pursuant to Section 5.14(a), a Borrower pursuant to the terms of this Agreement; provided that if such Person does not become a Borrower or if the acquisition is of Equity Interests of a Person in connection with a joint venture, then the Payment Condition must be satisfied;

(h)    if such acquisition involves a merger or consolidation involving a Borrower, such Borrower shall be the surviving entity;
(i)    if such acquisition is an acquisition of assets, the acquisition is structured so that a Borrower shall acquire such assets;
(j)    if such acquisition is an acquisition of Equity Interests, such acquisition will not result in any violation of Regulation U;
(k)    no Borrower shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that at the time of such acquisition could be reasonably expected to have a Material Adverse Effect;
(l)    in connection with an acquisition of the Equity Interests of any Person that becomes a Borrower, all Liens on property of such Person (other than Liens in favor of the Administrative Agent (for the benefit of the Secured Holders) securing the Secured Obligations and any Liens that would constitute Permitted Liens) shall be terminated unless the Lenders in their sole discretion consent otherwise, and in connection with an acquisition of the assets of any Person by a Borrower, all Liens on such assets (other than Liens in favor of the Administrative Agent (for the benefit of the Secured Holders) securing the Secured Obligations and any Liens that would constitute Permitted Liens) shall be terminated;
(m)    the Borrower Representative shall certify in reasonable detail to the Lenders those calculations it is relying on pursuant to paragraph (f) and paragraph (g), as applicable, in making any determination therein; and
(n)    no Default or Event of Default has occurred and is continuing at the time such acquisition is consummated or after giving effect thereto.
“Permitted Commodity Swap Agreement” means any Commodity Swap Agreement that (a) involves or is settled with respect to electricity, natural gas, diesel fuel, aluminum, alumina, bauxite or other mineral or metal used in the business of the Borrowers or the Subsidiaries, and (b) is entered into in the ordinary course of business of the Borrowers to hedge against fluctuations in the price of electricity, natural gas, diesel fuel, aluminum, alumina, bauxite or other minerals or metals used in the business of the Borrowers or the Subsidiaries and not for speculative purposes.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    landlord’s, carrier’s, warehousemen’s, workmen’s, vendor’s, consignor’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    Liens incurred or pledges and deposits made in the ordinary course of business in compliance with workers’ compensation laws, unemployment insurance, governmental insurance and other social security laws or regulations;
(d)    Liens granted and deposits and other investments made to secure the performance of tenders, bids, contracts (other than for the repayment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    Liens incurred to secure appeal bonds and judgment and attachment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VII; and
(f)    easements, zoning restrictions, rights-of-way covenants, consents, reservations, mineral leases, encroachments, variations and zoning laws, ordinances, other restrictions and rights reserved to or vested in any municipality or government or proper authority to control or regulate any real property of the Borrowers, charges or encumbrances (whether or not recorded) and interest of ground lessors, minor defects and irregularities in the title to any real property, which do not interfere materially with the ordinary conduct of the business of the Borrowers, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrowers;
(g)    purchase money Liens (including capital leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property solely for the purpose of financing the acquisition of such property to the extent such purchase money Liens secure Indebtedness incurred in accordance with Section 6.01(e);
(h)    pledges or deposits in the ordinary course to secure leases entered into in the ordinary course of business;
(i)    pledges and deposits of cash and Permitted Investments with a commodity broker or dealer for the purpose of margining or securing the obligations of any Borrower or Significant Subsidiary under a Permitted Commodity Swap Agreement;
(j)    any interest of a consignor in goods held by any Borrower or Significant Subsidiary on consignment provided that such goods are held on consignment in the ordinary course of business consistent with past practices; and
(k)    extensions, renewals, or replacements of any Lien referred to in clauses (a) through (j) above; provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property encumbered thereby;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)    investments in commercial paper having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from S&P or of at least “P-2” or the equivalent thereof from Moody’s;
(c)    investments in certificates of deposit, overnight bank deposits, bankers acceptances and time deposits (including Eurodollar time deposits) issued or guaranteed by or placed with (i) any domestic office of the Administrative Agent or the bank with whom the Borrowers maintain their cash management system; provided that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with the Administrative Agent pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein, or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal bank of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from S&P or at least “P-2” or the equivalent thereof from Moody’s;
(d)    investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraph (a) above entered into with any office of a bank or trust company meeting the qualifications specified in paragraph (c) above;
(e)     investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;
(f)    investments in securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;
(g)     investments in money market funds or similar funds substantially all the assets of which are comprised of securities of the types described in paragraph (a) through (f) above;
(h)    investments in money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(i)    auction rate floaters and similar short term (one to sixty day maturities) gilt edge investments in pools of bonds whose income is exempt from federal taxation, which are issued by entities that are rated in the highest rating category of S&P and/or Moody’s ratings; and
(j)    investments in debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 at any time.

The average maturity for the Permitted Investments of the Borrowers, taken as a whole, shall not exceed 36 months from the date of acquisition thereof.
“Permitted Lien” means any Lien permitted pursuant to Section 6.02.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“PP&E Component” means, at the time of any determination, (a) if the Net Orderly Liquidation Value of the Borrowers’ Eligible Equipment has not been reset in accordance with the subsequent paragraph, an amount equal to the PP&E Percentage multiplied by $60,000,000 or (b) if the Net Orderly Liquidation Value of the Borrowers’ Eligible Equipment has been reset in accordance with the subsequent paragraph, the PP&E Percentage multiplied by the lesser of (i) 85% of Net Orderly Liquidation Value and (ii) $60,000,000.
For the avoidance of doubt, upon the sale of any Equipment the value of which is included in the PP&E Component, the PP&E Component shall automatically be reduced by the amount thereof attributable to such Equipment. Not more than two times after the Effective Date, upon request of the Borrowers, the Net Orderly Liquidation Value of the Borrowers’ Eligible Equipment may be reset subject to receipt by the Administrative Agent of a new appraisal satisfactory to the Administrative Agent and that meets the requirements set forth in clause (g) of the definition of “Eligible Equipment”.
“PP&E Percentage” means, as of any date, the percentage equal to 100% minus the percentage obtained by dividing the number of full Fiscal Quarters elapsed since the Effective Date by forty (40).
“Prepayment Event” means:
(a)    any sale, transfer or other disposition of any property or asset that forms a part of the Collateral of any Borrower, other than dispositions described in Section 6.05(a); or
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower forming a part of the Collateral; or
(c)    the issuance by the Company of any Equity Interests in exchange for cash, and explicitly excluding issuance of common stock of the Company or other Equity Interests (A) in connection with the conversion or settlement of stock options or warrants or (B) pursuant to a merger permitted by Section 6.03 or a Permitted Acquisition; or
(d)    the incurrence by any Borrower of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis (which pro forma presentation shall treat all cash consideration given, and the amount of Disqualified Indebtedness assumed, acquired or issued, in connection with such event as having been paid in cash at the time of making such event) for the period of such calculation to (a) such event as if it happened on the first day of such period or (b) the incurrence of any Indebtedness by the Company or any Subsidiary in connection with such event and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.
“Projections” has the meaning assigned to such term in Section 5.01(e).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“Quarterly Available Credit” means, with respect to any Fiscal Quarter, the average daily Availability for such Fiscal Quarter.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reliance Account Debtors” means each Account Debtor that is listed on Schedule 1.01(d).
“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to three months’ rent at such store, warehouse distribution center, regional distribution center or depot.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, one or more Lenders having Credit Exposure and unused Revolving Commitments representing at least 51% of the sum of the total Credit Exposure and unused Revolving Commitments at such time, provided that (x) if there are only three or four Lenders under this Agreement at such time, “Required Lenders” means at least three Lenders having Credit Exposure and unused Revolving Commitments representing at least 51% of the sum of the total Credit Exposure and unused Revolving Commitments at such time, and (y) if there are only two Lenders under this Agreement at such time, “Required Lenders” means both Lenders.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, and without duplication of any eligibility criteria, to maintain with respect to the Collateral or any Borrower (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Borrower (not to exceed three months’ rent) and for consignee’s, warehousemen’s and bailee’s charges (not to exceed three months’ charges), reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations (provided that the Administrative Agent may maintain reserves for all or any part of the Swap Obligations that form a part of the Secured Obligations only at such times that (a) Availability is less than $75,000,000 or (b) the aggregate exposure of the Lender Parties with respect to Swap Obligations of the Borrowers is $30,000,000 or more), reserves for contingent liabilities (including Environmental Liabilities) of any Borrower, reserves for uninsured losses of any Borrower, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments, and other governmental charges, and commencing 91 days prior to the maturity of the Unsecured Notes, reserves with respect to the outstanding principal amount of the Unsecured Notes as contemplated in the definition of “Borrowing Base”).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion, cancellation or termination of any such Equity Interests in the Company.
“Revolving Borrowing” means a Revolving Loan of the same Type, made, converted or continued on the same date and, in the case of a Eurodollar Loan, as to which a single Interest Period is in effect.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.
“Revolving Commitment Schedule” means the Schedule attached hereto identified as such.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of Revolving Loans of such Lender at such time, plus (b) an amount equal to the Applicable Percentage of the aggregate principal amount of the Swingline Loans of such Lender at such time, plus (c) an amount equal to the Applicable Percentage of the LC Exposure of such Lender at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Salaried VEBA Benefit” means any non-cash benefit or gain recorded in the income statement of the Borrowers related to the Salaried VEBA Trust.
“Salaried VEBA Expense” means any non-cash expense recorded in the income statement of the Borrowers related to the Salaried VEBA Trust.
“Salaried VEBA Trust” means the trust that provides benefits to certain eligible retirees and their surviving spouses and eligible dependents of Kaiser Aluminum & Chemical Corporation who were salaried employees.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission.
“Secured Holder” means a Lender Party or any Affiliate of a Lender that holds a Secured Obligation.
“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Swap Obligations existing on the date of this Agreement between KAIC and one or more Lenders and their Affiliates.

“Security Agreement” means that certain Security Agreement, dated as of September 30, 2011 among the Borrowers and the Administrative Agent (for the benefit of the Secured Holders), and any other security agreement entered into, after the date of this Agreement by any other Borrower (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
“Settlement” has the meaning assigned to such term in Section 2.05(c).
“Settlement Date” has the meaning assigned to such term in Section 2.05(c).
“Significant Subsidiary” means each domestic Subsidiary of the Company that:
(a)    is listed on Schedule 1.01(c);
(b)    accounted for at least 5% of consolidated revenues of the Company and the Subsidiaries from sales to third parties for the four Fiscal Quarters of the Company ending on the last day of the last Fiscal Quarter of the Company immediately preceding the date as of which any such determination is made; or
(c)    has assets (other than assets which are eliminated in consolidation) which represent at least 5% of the consolidated assets of the Company and the Subsidiaries as of the last day of the last Fiscal Quarter of the Company immediately preceding the date as of which any such determination is made, all of which, with respect to paragraphs (b) and (c), shall be as included in the consolidated financial statements of the Company for the applicable fiscal period, or as of the date, in question.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (expressed as a decimal and including any marginal, special, emergency or supplemental reserves) as in effect on any date of determination and established by the Board or other Governmental Authority to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise expressly provided, all references herein to “Subsidiary” means any direct or indirect subsidiary of the Company or any other Borrower, as applicable.

“Swap Agreement” means any agreement (including each Commodity Swap Agreement) with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that Swap Agreements shall not include (i) any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries, or (ii) any stock options or warrants that will settle in common stock of the Company upon conversion.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“Swingline Exposure” means, at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
“Syndication Agent” means Bank of America, N.A., in its capacity as Syndication Agent, and its successors and assigns in such capacity.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means the most recent period of 12 consecutive full Fiscal Months immediately preceding each date (taken as one accounting period) in respect of which the Company has delivered the financial statements referred to in Section 5.01(a), (b) or (c).
“Total Funded Indebtedness” means, at any date, the aggregate principal amount of all of the following Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, without duplication: (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease Obligations, (d) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (e) all Indebtedness of others of the types described in the foregoing clauses (a) through (d), secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or a Subsidiary, whether or not the Indebtedness secured thereby has been assumed, provided that, if the Company or such Subsidiary has not assumed such obligations, then the amount of Indebtedness of the Company and its Subsidiaries for purposes of this clause (e) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of the Company and its Subsidiaries which secure such obligations; and (f) all Guarantees by the Company and its Subsidiaries of Indebtedness of others of the types described in the foregoing clauses (a) through (d).

“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments at such time. The Total Revolving Commitment as of the Effective Date is $300,000,000.
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“United States” or “U.S.” means the United States of America.
“Union VEBA Trust Liability” means a liability up to a maximum of $47.1 million as of the Effective Date that represents the amounts that the Company may be contractually obligated to pay between the Effective Date and end of the first fiscal quarter of 2018 to the trust that provides benefits for certain eligible retirees of Kaiser Aluminum & Chemical Corporation represented by the USW, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America and its Local 1186, the International Association of Machinists and Aerospace Workers, the International Chemical Workers Union Council of the United Food and Commercial Workers, and the Paper, Allied-Industrial, Chemical and Energy Workers International Union, AFL-CIO, CLC and their surviving spouses and eligible dependents.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unsecured Notes” means the senior notes in the aggregate principal amount of $197,800,000 as of October 31, 2015 issued pursuant to an Indenture by and between the Company and Wells Fargo Bank, National Association, as trustee, in May 2012.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Administrative Agent pursuant to Section 9.02 or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Administrative Agent pursuant to Section 9.02.

Section 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05.    Allocation of Loans and Applicable Percentages at the Effective Date.

(a)The Borrowers, each Agent and each Lender agree that, effective at the Effective Date, (i) this Agreement shall amend and restate in its entirety the Existing Credit Agreement, and (ii) the outstanding loans thereunder (and the participations in letters of credit and swingline loans thereunder) shall be allocated among the Lenders in accordance with their respective Applicable Percentages. Without limiting the foregoing, the Borrowers hereby ratify, confirm and affirm in all respects the grant of security in the collateral as provided in the Security Agreement to the extent it constitutes Collateral. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Credit Agreement or the Security Agreement as in effect prior to the date hereof; (b) such obligations in all respects are continuing (as amended and restated and superseded and replaced hereby) with only the terms being modified as provided in this Agreement and in the Loan Documents; and (c) any Liens in all respects are continuing and in full force and effect and secure the payment of such respective continuing obligations hereunder.

(b)To facilitate the allocation described in paragraph (a), on the Effective Date, (i) each Existing Lender shall be deemed to have funded, in accordance with the requirements of Section 2.07(a), its respective Revolving Loans to the extent of its Existing Loans and shall not be required to wire transfer funds in such amounts as provided in such Section; (ii) each Existing Lender shall fund, in accordance with the requirements of Section 2.07(a), the applicable Loans (in accordance with its Applicable Percentages) pursuant to the terms of this Agreement to the extent that such Existing Lender’s Commitments exceed its Existing Loans; and (iii) the Borrowers shall pay to each Existing Lender (A) an amount equal to the excess, if any, of such Existing Lender’s Existing Loans over such Existing Lender’s Revolving Commitment and (B) any other amounts with respect to the Existing Loans (including, without limitation, accrued and unpaid interest and break funding payments) that would be payable to such Existing Lender pursuant to the Existing Credit Agreements if all of such Existing Lender’s Existing Loans were being repaid in full in cash on the Effective Date.

Section 1.06.    Retroactive Adjustment of Applicable Rate. If, for any reason, the Borrowers or the Administrative Agent determine that (i) the Borrowing Base as certified by the Borrower Representative in any Borrowing Base Certificate as of any applicable date was inaccurate and (ii) a proper calculation of the Borrowing Base would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Section 2.13(d) or under Article VII. The Borrowers’ obligations under this paragraph shall survive the termination of the Revolving Commitments and the repayment of all other Obligations hereunder.

ARTICLE II

The Credits

Section 2.01.    Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment (b) the total Revolving Exposures exceeding the lesser of (i) the Total Revolving Commitment or (ii) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02.    Loans and Borrowings. (a) Each Loan (other than a Protective Advance or Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b)Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. ABR Borrowings and Swingline Loans may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)the name of the applicable Borrower;

(ii)the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of the Total Revolving Commitment; and provided, further, that the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the Total Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Secured Holders) in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05.    Swingline Loans. (a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice from the Borrowers required), not later than 2:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any cash management account of the Borrowers that day (as determined based on notice from the Administrative Agent). The aggregate amount of Swingline Loans outstanding at any time shall not exceed $30,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b)Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Total Revolving Commitment. The Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(c)The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, Chicago time, on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

Section 2.06.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 1:00 p.m., Chicago time, at least three Business Days (or such shorter period as may be agreed by the Borrower Representative and the Issuing Bank) prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of (A) the Total Revolving Commitment and (B) the Borrowing Base then in effect.

(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., Chicago time, on the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 1:00 p.m., Chicago time, on such Business Day (or, if the Borrower Representative receives notice of such LC Disbursement after 1:00 p.m., Chicago time, on any Business Day, by 1:00 p.m., Chicago time, on the next following Business Day); provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount. Unless the Borrowers otherwise specify, each such payment automatically will be financed with a Swingline Loan in an equivalent amount, subject to the satisfaction of the conditions set forth in Section 4.02. To the extent any such payment is financed with an ABR Borrowing or a Swingline Loan, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan (or the applicable portion thereof). If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent an amount equal to its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the Issuing Bank to be replaced and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent (for the benefit of the Secured Holders) (the “LC Collateral Account”), an amount in cash equal to 105% of the Letter of Credit Shortfall as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in paragraph (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent (for the benefit of the Secured Holders) a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be in the form of Permitted Investments selected by the Company and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

(k)Existing Letters of Credit. On the Effective Date, each Existing Letter of Credit shall, automatically and without further action, be deemed to be a Letter of Credit that has been issued hereunder as of the Effective Date for all purposes hereunder and under the other Loan Documents. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of LC Exposure, (ii) all liabilities of the Borrowers with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in this Section 2.06. Any Existing Letter of Credit that is renewed or extended shall be issued by the Issuing Bank.

Section 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08.    Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09.    Termination of Revolving Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, all the Revolving Commitments shall terminate on the Maturity Date.

(b)The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, deposit in the LC Collateral Account cash equal to 105% of the LC Exposure as of such date in accordance with Section 2.06(j) (or, with the consent of the Administrative Agent and the Issuing Bank, a back-up standby letter of credit equal to 105% of the LC Exposure as of such date or the inclusion of such Letters of Credit in a credit facility that refinances the Obligations outstanding under this Agreement)), (iii) the payment in full in cash of the accrued and unpaid fees, and (iv) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations) together with accrued and unpaid interest thereon.

(c)The Borrower Representative shall notify the Administrative Agent of any election to terminate the Revolving Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Revolving Commitments shall be permanent.

(d)The Borrowers shall have the right to increase the Total Revolving Commitment by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 or in an integral multiple of $5,000,000 in excess thereof, (ii) the Borrower Representative, on behalf of the Borrower, may make a maximum of five such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) any such additional Revolving Commitments shall be on the same terms as the other Revolving Commitments and (vi) the procedures described in Section 2.09(e) have been satisfied.

(e)Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitment, subject only to the approval of all Lenders if any such increase would cause the Total Revolving Commitment to exceed $400,000,000. As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent a certificate of each Borrower (with sufficient copies for each Lender) signed by an authorized officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (provided that such representations and warranties shall be true in all respects if they are already qualified by a materiality standard), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default exists.

(f)Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Revolving Commitment Schedule to reflect such increase and shall distribute such revised Revolving Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Revolving Commitment Schedule shall replace the then current Revolving Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurodollar Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

Section 2.10.    Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b)On each Business Day during a Dominion Trigger Period, the Administrative Agent shall apply an amount equal to the ledger balance in the Collection Deposit Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent) first, to prepay any Protective Advances that may be outstanding, pro rata; second, to prepay the Swingline Loans; and third, pro rata, to prepay the Revolving Loans (without a corresponding reduction in the Revolving Commitments) and if an Event of Default has occurred and is continuing, deposit in the LC Collateral Account cash in an amount equal to 105% of the Letter of Credit Shortfall Amount.

(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11.    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (i) the Total Revolving Commitment and (ii) the Borrowing Base, the Borrowers shall promptly repay the Revolving Loans, the LC Exposure and/or the Swingline Loans to the extent required to eliminate such excess; provided that any such payments shall be applied first, to pay outstanding Protective Advances, second, to pay outstanding Swingline Loans, third, to pay outstanding Revolving Loans, fourth, to pay LC Disbursements and fifth, if an Event of Default shall have occurred and be continuing, to cash collateralize the Letters of Credit.

(c)During a Dominion Trigger Period, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Borrower in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Borrower, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds to the extent that such Obligations are then outstanding.

(d)All such amounts pursuant to Section 2.11(c) shall be applied first, to prepay any Protective Advances that may be outstanding, pro rata, and second, to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Revolving Commitment and thereafter, if an Event of Default shall have occurred and be continuing, to cash collateralize any outstanding Letter of Credit.

(e)The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12.    Fees. (a) The Borrowers agree to pay, from and including the Effective Date to but excluding the date on which each Lender’s Revolving Commitment terminates, to the Administrative Agent, for the pro rata account of each Lender (based upon the average daily amount of the Available Revolving Commitment of each such Lender), a commitment fee which shall accrue at a rate equal to 0.375% per annum of the average daily unused portion of the Total Revolving Commitment during the calendar month in respect of which such commitment fee is being paid; provided, however, such commitment fee shall accrue at a rate equal to 0.25% per annum if the average daily used portion of the Total Revolving Commitment during the calendar month in respect of which the commitment fee is being paid is greater than 33.3% of the Total Revolving Commitment. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 14 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13.    Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus (if any Event of Default has occurred and is continuing) 2%.

(d)Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amounts outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder (or, if no such interest rate is specified, at a rate of interest equal to 2% plus the rate otherwise applicable to ABR Loans).

(e)Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day, but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 14 days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 14 days after receipt thereof.

Section 2.17.    Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by any Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(b)Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payment. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

ii.Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;
(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)     to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Swingline Loans, sixth, to pay principal on the Swingline Loans, seventh, to pay interest then due and payable on the Loans (other than the Protective Advances and Swingline Loans), eighth, to prepay principal on the Loans (other than the Protective Advances and Swingline Loans) and unreimbursed LC Disbursements ratably, ninth, to deposit in the LC Collateral Account cash collateral equal to 105% of the sum of the LC Exposure to be held as cash collateral for such Obligations, tenth, to payment of any amounts owing with respect to Secured Obligations consisting of Banking Services and Swap Obligations, and eleventh, to the payment of any other Secured Obligation due to any Lender Party by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender under such Sections; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

Section 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)If any Lender or the Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or the Issuing Bank or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).

(b)If any Lender or the Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.17, or if any Lender or the Issuing Bank becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04 the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. No Lender nor the Issuing Bank shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or the Issuing Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or] the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(e)In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21.    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff) the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lender Parties that:

Section 3.01.    Organization; Powers. Each of the Borrowers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02.    Authorization; Enforceability. The Transactions are within each Borrower’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Borrower is a party have been duly executed and delivered by such Borrower and each constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents; (b) will not violate any Requirement of Law applicable to any Borrower; (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or its assets, or give rise to a right under any such material indenture, agreement or other instrument (other than a Loan Document) to require any payment to be made by any Borrower; and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower, except Liens created pursuant to the Loan Documents.
Section 3.04    Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lender Parties copies of, or has provided the Administrative Agent with an electronic link to the copies that have been made available through its website or that have been filed with the SEC via EDGAR, its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the 2012, 2013 and 2014 Fiscal Years, audited by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Month ended September 30, 2015. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).
(b)No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2014.

Section 3.05.    Properties. (a) As of the Effective Date, Schedule 3.05(a) sets forth the address of each parcel of material real property that is owned or leased by each Borrower. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of the Borrowers, no material default by any party to any such lease or sublease exists. Except as set forth on Schedule 3.05(a), each of the Borrowers has good and indefeasible title to, or valid leasehold interests in, all its material real and personal property, free of all Liens other than Permitted Liens.

(b)Each of the Borrowers owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05(b), and the use thereof by the Borrowers does not infringe in any material respect upon the rights of any other Person, and the Borrowers’ rights thereto are not subject to any licensing agreement or similar arrangement.

Section 3.06.    Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Borrowers, threatened against or affecting the Borrowers (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)Except for the Disclosed Matters, (i) no Borrower has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

Section 3.07.    Compliance with Laws and Agreements. Each of the Borrowers, to its knowledge, is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08.    Investment Company Status. No Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09.    Taxes. Each of the Borrowers has timely filed or caused to be filed all Federal and all state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Federal and all state and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves. No tax Liens (other than Permitted Encumbrances) have been filed and no claims are being asserted with respect to any such Taxes.

Section 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of ASU No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of each such Plan.

Section 3.11.    Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, (a) the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Borrowers of the future achievement of such performance.

Section 3.12.    Material Agreements. As of the Effective Date, all material agreements and contracts to which any Borrower is a party or is bound and which, under Requirements of Law, would be required to be filed with the SEC, are either (a) filed as exhibits to, or incorporated by reference in, the reports of the Company that were filed with the SEC, prior to the Effective Date, or (b) are listed on Schedule 3.12. No Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except where such defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.13.    Solvency. (a) Both before and immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Borrower will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)    No Borrower intends to, or will permit any of the Subsidiaries to, and no Borrower believes that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.14.    Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Borrowers as of the Effective Date. All policies of insurance of any kind or nature owned by or issued to any of the Borrowers, including without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of the Borrowers.

Section 3.15.    Capitalization and Subsidiaries. Schedule 3.15 (as updated from time to time by the Company) sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the other Borrowers, (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests (other than the Company’s), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Borrower. All of the issued and outstanding Equity Interests of a Subsidiary owned by any Borrower have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests).

Section 3.16.    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent (for the benefit of the Secured Holders) and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Borrower, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent (for the benefit of the Secured Holders), pursuant to any Requirement of Law or any applicable agreement that is permitted hereunder and (b) Liens on personal Property perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

Section 3.17.    Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Borrower or any of the Subsidiaries pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of any Borrower or any of the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from and payable by any Borrower in accordance with Requirements of Law, on account of wages and employee health and welfare insurance and other benefits, have been paid at or within such time as required by such Requirements of Law, or, to the extent required by such Requirements of Law, accrued as a liability on the books of such Borrower.

Section 3.18.    Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 3.19.    Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.20.    Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of such Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) any Borrower, any Subsidiary or, to the knowledge of any such Borrower or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Borrower or Subsidiary, any agent of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.21.    Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of the Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower. Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Borrowers and (b) the credit extended by the Lender Parties to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

ARTICLE IV

Conditions

Section 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) to the satisfaction of each Lender:

(a)Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include PDF or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or PDF or facsimile copies) of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Borrowers’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit B.

(b)Financial Statements and Projections. The Lender Parties shall have received (i) (A) audited consolidated financial statements of the Borrowers for the 2012, 2013 and 2014 Fiscal Years and (B) unaudited interim consolidated financial statements of the Borrowers for the Fiscal Month ended September 30, 2015, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrowers, as reflected in the financial statements; and (ii) satisfactory projections prepared for the fourth fiscal quarter of 2015, on a monthly basis for the 2016 Fiscal Year and on an annual basis for the remaining period through and including Fiscal Year 2020.

(c)Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Borrower, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Borrower authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Borrower certified by the relevant authority of the jurisdiction of organization of such Borrower and a true and correct copy of its bylaws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Borrower from its jurisdiction of organization.

(d)Closing Date Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower Representative and dated the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (provided that each such representation and warranty shall be true and correct in all respects to the extent that it is already qualified by a materiality standard), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e)Fees. The Lender Parties shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel of the Administrative Agent), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f)Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrowers are located, and such search shall reveal no Liens on any of the assets of the Borrowers except for Permitted Liens or Liens discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)Pay-Off Letter. The Administrative Agent shall have received satisfactory evidence (i) of the pay-off of all Existing Loans that are not deemed outstanding hereunder and (ii) the termination of all Liens on Collateral (other than Liens on property of the Borrowers forming a part of the Collateral in favor of the Administrative Agent (for the benefit of the Secured Holders)).

(h)Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)Control Agreements. Subject to Section 5.14(c), the Administrative Agent shall have received each Deposit Account Control Agreement and Lock Box Agreement required to be provided pursuant to Section 4.10 of the Security Agreement.

(j)Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Borrower.

(k)Borrowing Base Certificate. The Agents shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of October 31, 2015.

(l)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent (for the benefit of the Secured Holders) a valid and perfected, first priority Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.

(m)[RESERVED]

(n)Corporate Structure. The corporate structure, capital structure, other debt instruments, material accounts and governing documents of the Borrower and the Subsidiaries, to the extent reasonably related to the Transactions, shall be acceptable to the Administrative Agent.

(o)Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance evidencing compliance with the terms of Section 5.09.

(p)Appraisals; Field Exams. The Administrative Agent shall have received satisfactory field exams and a satisfactory appraisal of Equipment from an appraiser satisfactory to the Administrative Agent; provided that, in the sole discretion of the Administrative Agent, such appraisals and field exams may be delivered after the Effective Date.

(q)Equipment. The Administrative Agent shall have received a complete and accurate listing from the Borrowers describing the Equipment included in the PP&E Component.

(r)Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence to the extent reasonably related to the Transactions.

(s)Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Borrower.

(t)Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (provided that such representations and warranties shall be true in all respects if they are already qualified by a materiality standard) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
Notwithstanding the failure to satisfy the conditions precedent set forth in paragraph (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until all the Revolving Commitments have expired or been terminated and the Secured Obligations have been indefeasibly paid or satisfied as provided in Section 2.09(b), each Borrower executing this Agreement covenants and agrees, jointly and severally with all of the other Borrowers, in favor of the Lender Parties that:
Section 5.01.    Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent (for delivery to each Lender):
(a)on or before the date upon which the Company’s annual report on Form 10-K is required to be filed with the SEC (and in any event within 105 days after the end of each Fiscal Year), the Company’s (i) audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows, showing the financial condition of the Company and the Subsidiaries on a consolidated basis as of the close of such Fiscal Year and the results of their operations during such Fiscal Year, such consolidated financial statements to be audited for the Company and the Subsidiaries by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an audit opinion of such accountants (without (A) a “going concern” or like qualification, exception or explanatory paragraph and (B) any qualification or exception as to the scope of such audit) and to be certified by a Financial Officer of the Company to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP, and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the fourth Fiscal Quarter and as of the close of such Fiscal Year, all such consolidating financial statements showing separately the financial condition of the Company, the Borrowers other than the Company (as a single group) and the Subsidiaries which are not Borrowers (as a single group); provided, however, that any document required to be delivered pursuant to this Section 5.01(a) shall be deemed to have been furnished to the Administrative Agent if the Borrowers have provided the Administrative Agent with a link to such documents that have been made available through their website or that have been filed with the SEC via EDGAR;

(b)on or before the date upon which the Company’s quarterly report on Form 10-Q is required to be filed with the SEC (and in any event within 50 days after the end of each of the first three Fiscal Quarters of the Company), the Company’s (i) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows, showing the financial condition of the Company and the Subsidiaries on a consolidated basis as of the close of such Fiscal Quarter and the results of their operations during such Fiscal Quarter and the then elapsed portion of the applicable Fiscal Year, certified by a Financial Officer of the Company as fairly presenting the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of such Fiscal Quarter, all such consolidating financial statements showing separately the financial condition of the Company, the Borrowers other than the Company (as a single group) and the Subsidiaries which are not Borrowers (as a single group); provided that any document required to be delivered pursuant to this Section 5.01(b) shall be deemed to have been furnished to the Administrative Agent if the Borrowers have provided the Administrative Agent with a link to such documents that have been made available through their website or that have been filed with the SEC via EDGAR;

(c)commencing with the first Fiscal Month following the Effective Date as soon as available, but no more than 30 days after the end of each Fiscal Month (unless no Loans are outstanding during such Fiscal Month and during the 30 days following the end of such Fiscal Month), the unaudited consolidated balance sheet as of the close of such Fiscal Month and related unaudited consolidated statements of income and cash flow of the Company and the Subsidiaries during such Fiscal Month and the Fiscal Year to date period;

(d)(i) concurrently with any delivery of financial statements under paragraph (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under paragraph (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) certifying in the case of the financial statements delivered under paragraph (c), (A) if Availability is less than $100,000,000 for any period of five consecutive Business Days during the Fiscal Month with respect to which such financial statements are delivered, a reasonably detailed calculation of the Fixed Charge Coverage Ratio and (B) during any Covenant Trigger Period, compliance with Section 6.12;

(e)as soon as available, but in any event not more than 90 days after the end of each Fiscal Year, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company on a consolidated basis for each month of the then current Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f)as soon as available but in any event within 15 days of the end of each calendar month (or within three Business Days of the end of each calendar week (it being understood that a calendar week ends on Sunday) if Availability is less than 12.5% of the Total Revolving Commitment then in effect at any time during such calendar week), as of the last day of the immediately preceding month, or as of the last day of the immediately preceding week, as the case may be, a Borrowing Base Certificate which calculates the Borrowing Base as of the calendar period then ended, together with supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(g)as soon as available but in any event within 15 days of the end of each calendar month (or, in the case of paragraphs (g)(i) and (g)(ii) below, within three Business Days of the end of each calendar week (it being understood that a calendar week ends on Sunday) during any Dominion Trigger Period), as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i)a detailed aging of the Borrowers’ Accounts (A) including all invoices aged by invoice date and due date and (B) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and (B) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)a summary of categories of Accounts excluded from Eligible Accounts Receivable and Inventory excluded from Eligible Inventory;

(iv)a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to paragraphs (g)(i) and (g)(ii) above; and

(v)a schedule identifying any items of Equipment (and their respective Net Orderly Liquidation Values) that during such period ceased to be included in the PP&E Component;

(h)promptly upon request by the Administrative Agent, a list of all customer addresses, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i)promptly after any Borrower obtains knowledge thereof, notice of a material portion of Eligible Accounts, Eligible Inventory or Eligible Equipment, as the case may be, becoming ineligible under the Borrowing Base;

(j)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; provided that any documents required to be delivered pursuant to this paragraph (j) shall be deemed to have been delivered on the date on which the Company provides the Administrative Agent a link to where such documents were filed electronically via EDGAR or such documents have been made publicly available on its website; and

(k)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request.

The Administrative Agent shall deliver to the Lenders all documents that are received by it pursuant to this Section as provided in Section 9.01(b) or by posting such documents to Intralinks or an equivalent means of electronic delivery to which the Lenders have access.
Section 5.02.    Notices of Material Events. The Borrowers will furnish to the Administrative Agent (for delivery to each Lender) prompt written notice of the following:
(a)the occurrence of any Default or Event of Default (which notice shall be delivered no later than five Business Days after any Borrower has any knowledge thereof);

(b)receipt of any notice of any governmental investigation or any governmental or other litigation or proceeding commenced or threatened against any Borrower that (i) could reasonably be expected to have a Material Adverse Effect, (ii) contests any tax, fee, assessment, or other governmental charge in excess of $15,000,000, or (iii) involves any product recall;

(c)any Lien (other than Permitted Liens) or claim made or asserted against Collateral having a value in excess of $5,000,000;

(d)any loss, damage, or destruction to the Collateral having a book value of $15,000,000 or more, whether or not covered by insurance;

(e)any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(f)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding $15,000,000;

(g)receipt of any notice by a holder of any Material Indebtedness that any event of default exists with respect thereto; and

(h)any other development, including as a result of any work stoppage, strike or other labor dispute, that results in, or could reasonably be expected to result in, a Material Adverse Effect.

The Administrative Agent shall deliver to the Lenders all documents that are received by it pursuant to this Section as provided in Section 9.01(b) or by posting such documents to Intralinks or an equivalent means of electronic delivery to which the Lenders have access. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth in reasonable detail the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03.    Existence; Conduct of Business. Each Borrower will (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) if (A) in the reasonable business judgment of the Company, it is in the best economic interest of the Borrowers, taken as a whole, not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted in connection with sales of assets permitted by Section 6.05; and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
Section 5.04.    Payment of Obligations. Each Borrower will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.    Maintenance of Properties. Each Borrower will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
Section 5.06.    Books and Records; Inspection Rights. Each Borrower will (a) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit during regular business hours and inspect its properties, to examine and make extracts from its books and records for the purpose of verifying the accuracy of the various reports delivered by the Borrowers to the Administrative Agent, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrowers acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Borrowers’ assets for internal use by the Administrative Agent and the Lenders.
Section 5.07.    Compliance with Laws. Each Borrower will comply in all material respects all Requirements of Law applicable to it or its property, except any of the foregoing relating to Environmental Laws, which compliance is subject to Section 5.10. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.08.    Use of Proceeds. (a) The proceeds of the Loans and Letters of Credit will be used only (i) to repay amounts outstanding under the Existing Credit Agreement, (ii) for general corporate purposes (including Permitted Acquisitions and, subject to the restrictions contained in Section 6.08, repurchases of shares of common stock of the Company) of the Borrowers in the ordinary course of business and (iii) to pay any related transaction costs, fees and expenses. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09.    Insurance. Each Borrower will maintain with financially sound and reputable carriers acceptable to the Administrative Agent in its Permitted Discretion (including, consistent with past practice, insurance companies affiliated with the Company), insurance with respect to their properties and business in such amounts, of such character and against such risks acceptable to the Administrative Agent in its Permitted Discretion and as are usually maintained by companies engaged in the same or similar business or having comparable properties, and in any case having a coverage which is not materially less than the insurance of such type maintained by the Borrowers on the Effective Date. All property insurance covering Collateral maintained by the Borrowers shall name the Administrative Agent as sole loss payee. All liability insurance maintained by the Borrowers shall name the Administrative Agent as additional insured. All such property and liability insurance shall further provide for at least 30 days’ prior written notice (10 days’ prior written notice with respect to cancellation for non-payment of premium or at the request of the insured) to the Administrative Agent of the cancellation thereof. The Borrowers will furnish to the Lenders, promptly upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Within five Business Days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) after the Effective Date, the Borrowers shall furnish to the Administrative Agent insurance certificates for the liability and property insurance policies naming the Administrative Agent as additional insured and lender’s loss payee, as applicable, and within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) after the Effective Date, the Borrowers shall furnish to the Administrative Agent endorsements to the liability and property insurance policies naming the Administrative Agent as additional insured and lender’s loss payee, as applicable.

Section 5.10.    Environmental Covenant. Each Borrower will:

(a)use and operate all of their respective facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses, and other authorizations required by applicable Environmental Laws relating to environmental matters in effect from time to time, and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b)(i)    as soon as possible and in any event not later than 15 Business Days after any Borrower becomes aware of the receipt thereof, notify the Administrative Agent and provide copies of all written claims, complaints, notices, or inquiries by a Governmental Authority, or any Person which has commenced a legal proceeding against any of the Borrowers, relating to material non-compliance by any of the Borrowers with, or material potential liability of any of the Borrowers under, Environmental Laws; and

(ii)    with reasonable diligence cure all environmental defects and conditions which are the subject of any actions and proceedings against any of the Borrowers relating to compliance with Environmental Laws, except to the extent such actions and proceedings (or the obligation of any of the Borrowers to cure such defects and conditions) are stayed or are being contested by any of the Borrowers or in good faith by appropriate proceedings; and

(c)provide such information, access and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.10.

Section 5.11.    Appraisals. At any time that the Administrative Agent requests, the Borrowers will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable Requirements of Law. The Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to one appraisal during each calendar year; provided that if at any time during any calendar year Availability is less than 15% of the Total Revolving Commitment, the Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to a second appraisal during such calendar year; and provided, further, that there shall be no limitation on the number or frequency of appraisals that shall be at the sole expense of the Borrowers if any Default or Event of Default shall have occurred and be continuing. The Administrative Agent may, in its Permitted Discretion, conduct at least one appraisal of the Borrowers’ Inventory each calendar year; provided that if a Dominion Trigger Event has occurred and is continuing, the Administrative Agent shall conduct such appraisal unless the Required Lenders otherwise agree. The Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to the initial appraisals of the equipment included in the PP&E Component.

Section 5.12.    Field Examinations. At any time that the Administrative Agent requests, the Borrowers will allow the Administrative Agent to conduct field examinations or updates thereof to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems, and prepared on a basis satisfactory to the Administrative Agent, such field examinations and updates to include, without limitation, information required by applicable Requirements of Law. The Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to one field examination during each calendar year; provided that if at any time during any calendar year Availability is less than 15% of the Total Revolving Commitment, the Borrowers shall reimburse the Administrative Agent for all reasonable charges, costs and expenses related to a second field examination during such calendar year; and provided, further, that there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Borrowers if any Default or Event of Default shall have occurred and be continuing.

Section 5.13.    Depository Banks. Each of the Borrowers will maintain one or more of the Lenders or other banks that are acceptable to the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

Section 5.14.    Additional Collateral; Further Assurances. (a) Subject to applicable Requirements of Law, each Borrower shall cause each of its domestic Significant Subsidiaries formed or acquired after the date of this Agreement to become a Borrower by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”).  Upon execution and delivery of a Joinder Agreement, each such Person (i) shall automatically become a Borrower and hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent (for the benefit of the Secured Holders) in any property of such Borrower which constitutes Collateral. Notwithstanding the foregoing, if a Subsidiary is acquired through a Permitted Acquisition such Subsidiary shall not be required to become a Borrower under this Agreement so long as the Company delivers notice to the Administrative Agent prior to the Permitted Acquisition that such acquired Subsidiary would not become a Borrower under this Agreement; provided, that each Subsidiary so acquired that does not become a Borrower shall not be included in the calculation of the Fixed Charge Coverage Ratio for any period if such Subsidiary, together with all other Subsidiaries that are not Borrowers, account for greater than 15% of the consolidated EBITDA of the Company and its Subsidiaries for such period.

(b)    Without limiting the foregoing, each Borrower will execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements) and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrowers.

(c)    Within 30 days after the Effective Date, the Administrative Agent shall have received Deposit Account Control Agreements and Lock Box Agreements to the extent required by Section 4.10 of the Security Agreement with respect to any such Deposit Account or Lock Box that is not subject to a Deposit Account Control Agreement or Lock Box Agreement, as applicable, as of the Effective Date.

ARTICLE VI

Negative Covenants

Until all the Revolving Commitments have expired or been terminated and the Secured Obligations have been indefeasibly paid or satisfied, as the case may be, as provided in Section 2.09(b), each Borrower executing this Agreement covenants and agrees, jointly and severally with all of the other Borrowers, in favor of the Lender Parties that:
Section 6.01.    Indebtedness. No Borrower will create, incur or suffer to exist any Indebtedness, except:
(a)the Secured Obligations;

(b)Indebtedness existing on the Effective Date hereof and set forth in Schedule 6.01(b), and extensions, renewals and replacements of any such Indebtedness in accordance with paragraph (f) hereof;

(c)Indebtedness of any Borrower to any other Borrower; provided that such Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)Guarantees by any Borrower of Indebtedness of any other Borrower or any Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower of Indebtedness of any Subsidiary that is not a Borrower shall be subject to Section 6.04 and (iii) Guarantees permitted under this paragraph (d) shall be subordinated to the Secured Obligations of the applicable Borrower on the same terms to the extent that the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)Indebtedness of any Borrower set forth in Schedule 6.01(e) that was incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with paragraph (f) hereof;

(f)Indebtedness which represents an extension, refinancing, replacement or renewal (such Indebtedness being so extended, refinanced, replaced or renewed being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in paragraphs (b), (e) and (o) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (except in an amount equal to any prepayment premiums, fees or similar amounts payable in respect of the Original Indebtedness) or increase the interest rate thereof above then-prevailing market rates as determined in good faith by the Company, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Borrower unless such Lien otherwise constitutes a Permitted Encumbrance, (iii) no Borrower that is not originally obligated with respect to such Original Indebtedness is required to become obligated with respect thereto, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness other than fees, interest, and other economic terms are not less favorable, when taken as a whole, to the obligor thereunder than the terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g)Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)Indebtedness in respect of obligations pursuant to any Permitted Commodity Swap Agreement;

(j)Indebtedness in respect of advance payments by customers under purchase contracts in the ordinary course of business by the applicable Borrower;

(k)Indebtedness owed to any Lender or Affiliate thereof in respect of any Banking Services Obligations;

(l)Indebtedness incurred by any Borrower under Swap Agreements entered into in accordance with Section 6.07;

(m)the endorsement, in the ordinary course of collection, of negotiable instruments payable to it or its order;

(n)Indebtedness secured by non-working capital assets of any Person that becomes a Borrower after the date hereof pursuant to a Permitted Acquisition or other Investment permitted under this Agreement; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (n) shall not exceed $100,000,000 at any time outstanding;

(o)other Indebtedness incurred after the Effective Date in an aggregate principal amount, together with the aggregate consideration for all sale and leaseback transactions consummated after the Effective Date, not exceeding $125,000,000 at any time outstanding; provided that to the extent any such Indebtedness is secured by any property or assets of the Borrowers, (x) such security shall not attach to all or any part of the Collateral and (y) to the extent reasonably requested by the Administrative Agent, the holders of such secured Indebtedness shall enter into an intercreditor agreement with respect thereto;

(p)Indebtedness owing from a Borrower to another Subsidiary that is not a Borrower so long as such Indebtedness is unsecured and subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent; and

(q)unsecured Indebtedness in an unlimited amount, so long as at the time any such unsecured Indebtedness is incurred the Payment Condition is satisfied.

The amounts permitted by paragraphs (b) and (o) shall not include those obligations under operating leases that are required to be capitalized on the balance sheet as a liability, in accordance with GAAP.
Section 6.02.    Liens. No Borrower will create, incur, assume or permit to exist any Lien on any Collateral, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Liens created pursuant to any Loan Document;

(b)Permitted Encumbrances;

(c)any Lien on any Collateral existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset forming a part of the Collateral and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)any Lien existing on any Collateral (other than Accounts, Inventory and Equipment) prior to the acquisition thereof by any Borrower, including as a result of merger or consolidation with any Borrower that is permitted pursuant to Section 6.03, or existing on any Collateral (other than Accounts and Inventory) of any Person that becomes a Borrower after the date hereof prior to the time such Person becomes a Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Borrower and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Borrower and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)Liens of a collecting bank arising in the ordinary course of business under Section 4 210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(f)Liens securing a judgment for the payment of money and not constituting an Event of Default under paragraph (k) of Article VII; and

(g)Liens on Equipment not constituting Collateral; provided that such Equipment is clearly identified as not being included in the Borrowing Base and clearly identified as Equipment that does not constitute Collateral.

Notwithstanding the foregoing, none of the Permitted Liens may at any time attach to any Borrower’s Accounts or Inventory, other than those permitted under paragraph (a) of the definition of Permitted Encumbrance, paragraph (a) above and, in the case of Inventory only, Liens of landlords and warehousemen that arise in the ordinary course of business under the Requirements of Law and secure obligations not overdue by more than 30 days or are being contested in compliance with Section 5.04.
Section 6.03.    Fundamental Changes. No Borrower will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Borrower may dissolve, merge or liquidate with or into any other Borrower and (ii) Subsidiary may merge into any Borrower in a transaction in which such Borrower is the surviving corporation.

Section 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. No Borrower will purchase, hold or acquire (including pursuant to any merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, whether through purchase of assets, merger or otherwise, or make a deposit or advance payment for any such purchase, holding, acquisition or other transaction (all the foregoing, “Investments”), except:
(a)Permitted Investments;

(b)Investments in existence on the date of this Agreement and described in Schedule 6.04, together with modifications, extensions and renewals thereof;

(c)Investments by the Borrowers in Equity Interests in their respective Subsidiaries;

(d)loans or advances made by any Borrower to any other Borrower; provided that the amount of such loans and advances made by Subsidiaries that are not Borrowers shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(e)Guarantees constituting Indebtedness permitted by Section 6.01;

(f)loans or advances made by a Borrower to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;

(g)subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h)Investments in the form of Swap Agreements permitted by Section 6.07;

(i)Investments of any Person existing at the time such Person becomes a Borrower or consolidates or merges with a Borrower (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Borrower or of such merger;

(j)Investments received in connection with the dispositions of assets permitted by Section 6.05;

(k)Permitted Acquisitions and down payments or escrow deposits made in respect of a transaction that would be a Permitted Acquisition; provided that on the date any such down payment or escrow deposit is made, the Payment Condition must be satisfied;

(l)loans or advances to directors, officers or employees of any Borrower, the proceeds of which are concurrently used to purchase Equity Interests in a Borrower;

(m)advances and loans to, and Investments in, any Subsidiary or Affiliate of the Borrowers in the ordinary course of business consistent with past practices, so long as the Payment Condition is satisfied;

(n)Investments in the form of advance payments in connection with any Permitted Commodity Swap Agreement;

(o)Contribution payments made to the Salaried VEBA Trusts pursuant to an agreement between the Salaried VEBA Trust and the Company;

(p)Investments constituting deposits described in paragraphs (c) and (d) of the definition of the term “Permitted Encumbrances”; and

(q)other Investments (other than acquisitions) so long as the Payment Condition is satisfied.

Section 6.05.    Asset Sales. No Borrower will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:

(a)sales, transfers and dispositions of (i) Inventory in the ordinary course of business, and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)sales, transfers and dispositions to any other Borrower;

(c)sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)sales, transfers and dispositions of Permitted Investments;

(e)sale and leaseback transactions permitted by Section 6.06;

(f)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower;

(g)non-exclusive licenses of intellectual property in the ordinary course of business;

(h)transfer of assets as a contribution to a joint venture so long as such contribution constitutes an Investment permitted by Section 6.04(q); provided that the asset so transferred is not part of the Borrowing Base at the time of such contribution; and

(i)sales, transfers and other dispositions of assets (other than the sale of Equity Interests that would result in a Change of Control) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (i) shall not exceed $50,000,000 during any Fiscal Year of the Company;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (h) and (i) above) (i) shall be made for fair value and (ii) at least 75% of the consideration therefor shall be in cash or assets that can be readily converted into cash without discount within 90 days thereafter, unless, with respect to this clause (ii), (x) such asset is not Collateral and (y) at the time the relevant asset sale, transfer, lease and other disposition occurs the Payment Condition is satisfied.
Section 6.06.    Sale and Leaseback Transactions. No Borrower will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower acquires or completes the construction of such fixed or capital asset; provided that the aggregate consideration for all transactions permitted under this Section 6.06, together with the aggregate principal amount of Indebtedness incurred by the Borrower pursuant to Section 6.01(m), shall not exceed the amounts set forth in Section 6.01(m).
Section 6.07.    Swap Agreements. No Borrower will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower has actual exposure (other than those in respect of Equity Interests of any Borrower), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower, and (c) Permitted Commodity Swap Agreements.
Section 6.08.    Restricted Payments; Certain Payments of Indebtedness. (a) No Borrower will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock; (ii) any Borrower (other than the Company) may declare and pay dividends ratably with respect to their Equity Interests; (iii) any Borrower may make Restricted Payments to any other Borrower that is its direct parent; (iv) the Company may settle stock options and warrants in common stock of the Company upon conversion; and (v) the Company may make Restricted Payments in an unlimited amount if the Payment Condition is satisfied.
(b)    No Borrower will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)payment of Indebtedness created under the Loan Documents;

(ii)payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)Capital Lease Obligations permitted by Section 6.01(e); and

(iv)any prepayment of Indebtedness in connection with the cancellation, termination or unwinding of any Permitted Commodity Swap Agreement or Swap Agreement permitted pursuant to Section 6.07; and

(v)if the Payment Condition is satisfied, repayments of subordinated intercompany Indebtedness and prepayments or repurchases of Indebtedness, each in an unlimited amount.

Section 6.09.    Transactions with Affiliates. No Borrower will sell, lease or otherwise transfer any property or assets material to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Borrowers not involving any other Affiliate; (c) any Investment permitted by Section 6.04(c) or (d); (d) any Indebtedness permitted under Section 6.01(c); (e) any Restricted Payment permitted by Section 6.08; (f) loans or advances to employees, officers and directors permitted under Section 6.04; (g) the payment of reasonable fees to directors of any Borrower who are not employees of such Borrower, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers in the ordinary course of business; and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.

Section 6.10.    Restrictive Agreements. No Borrower will directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower to create, incur or permit to exist any Lien upon any of its property or assets forming a part of the Collateral, or (b) the ability of any Borrower (other than the Company) to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or to Guarantee Indebtedness of any Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirements of Law or by any Loan Document; (ii) the foregoing shall not apply to restrictions and conditions imposed on the Borrowers existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Borrower pending such sale (provided that such restrictions and conditions apply only to the Borrower that is to be sold and such sale is permitted hereunder); (iv) the foregoing shall not apply to customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder; (v) paragraph (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (vi) paragraph (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vii) paragraph (b) of the foregoing shall not apply to restrictions pursuant to any other indenture or agreement governing the issuance of Indebtedness permitted hereunder, provided that such restrictions or conditions are customary for such Indebtedness as reasonably determined in good faith judgment of the Company.

Section 6.11.    Amendment of Material Documents. No Borrower will amend, modify or waive any of its rights under any agreement relating to any Subordinated Indebtedness that has the effect of (i) accelerating the date of any payment of principal or interest thereunder, (ii) increasing the interest rate or fees payable thereunder or converting any interest payable in kind to current cash pay interest, (iii) amending, modifying or supplementing the subordination provisions related thereto or (iv) making any provisions related thereto more restrictive or burdensome on any Borrower.

Section 6.12.    Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio, as of the last day of any Test Period, to be less than 1.0:1.0; provided that no Borrower shall be required to comply with this covenant as of the last day of any Fiscal Month, so long as (a) no Covenant Trigger Period has occurred and is continuing on the last day of such Fiscal Month and (b) no Covenant Trigger Period occurs after the last day of such Fiscal Month and on or prior to the last day of the Fiscal Quarter next ending following such Fiscal Month.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:
(a)the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrowers shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount referred to in paragraph (a) of this Article) payable pursuant to this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days after the date due;

(c)any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Borrower’s existence), 5.08 or 5.09 or in Article VI or in Article IV or VI of the Security Agreement;

(e)any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) fifteen (15) days after the earlier of any Borrower’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to the terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)) or 5.06 of this Agreement, (ii) thirty (30) days if such breach relates to the terms and provisions of the Security Agreement (other than Article IV or VI of the Security Agreement), or (iii) 30 days after the earlier of any Borrower’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or the other Loan Documents;

(f)any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)any Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against any Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment or any Borrower shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred results in, or in the opinion of the Required Lenders, could reasonably be expected to result in, a Material Adverse Effect;

(m)a Change in Control shall occur;

(n)the breach of any of the terms or provisions of any Loan Document (other than this Agreement and the Security Agreement), which default or breach continues beyond any period of grace therein provided;

(o)the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(p)any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Borrower shall fail to comply with any of the terms or provisions of any Collateral Document; or

(q)any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in paragraph (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the unpaid principal of the Loans and other Obligations then outstanding, together with accrued and unpaid interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

The Administrative Agent; Other Agents

Section 8.01.    Appointment. Each of the Lender Parties hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 8.02.    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any of the Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 8.03.    Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender Party, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document; (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document; (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document; (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral; or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04.    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine and correct, and to have been authorized, signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.    Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 8.06.    Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank or an Affiliate of any such commercial bank, which shall be reasonably satisfactory to the Company. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent's resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.07.    Non-Reliance.

(a)Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Borrower or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.08.    Other Agency Titles. The Joint Bookrunners, the Joint Lead Arrangers, the Documentation Agent and the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Bookrunners, Joint Lead Arrangers, Documentation Agent and Syndication Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Section 8.09.    Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)    In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

ARTICLE IX

Miscellaneous

Section 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)    if to any Borrower, to the Borrower Representative at:

Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, California 92610-2831
Attention: Office of the Chief Financial Officer
Facsimile No.: (949) 614-1930

(ii)    if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase at:

JPMorgan Chase Bank, N.A.
3 Park Plaza, Suite 900
Mail Code: CA2-4950
Irvine, CA 92614
Attention: Portfolio Manager
Facsimile No.: (949) 471-9872

if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent; provided that, if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, to compliance notices or to no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Electronic Systems.

(i)Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 9.02.    Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties, hereunder and under any other Loan Document, are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Borrower, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04); (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Revolving Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared or change Section 2.11(b), in each case without the written consent of each Lender (other than a Defaulting Lender); (v) increase the advance rates set forth in the definition of “Borrowing Base” or add new categories of eligible assets, without the written consent of each Revolving Lender (other than a Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than a Defaulting Lender), (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than a Defaulting Lender), (viii) except as provided in paragraphs (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (other than a Defaulting Lender), (ix) amend Section 2.20 without the consent of each Lender (other than a Defaulting Lender), (x) amend the definitions “Dominion Trigger Event”, “Dominion Release Event”, “Dominion Trigger Period”, “Covenant Trigger Event”, “Covenant Release Event” or “Covenant Trigger Period”, without the written consent of each Lender (other than a Defaulting Lender), and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lenders, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Revolving Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)The Lender Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Borrowers on any Collateral (i) upon the termination of all the Revolving Commitments and indefeasible payment or satisfaction of all the Secured Obligations as provided in Section 2.09(b), (ii) constituting property being sold, assigned, transferred or otherwise disposed of if the Borrower disposing of such property certifies to the Administrative Agent that such sale, assignment, transfer or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $2,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Section 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)subject to Section 5.11, appraisals and insurance reviews;

(ii)subject to Section 5.12, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination (such field examination fees shall be equal, as of the Effective Date, to $125 per hour per examiner plus out of pocket expenses);

(iii)Taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)sums paid or incurred to take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; and

(v)forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b)The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to any of the following, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, (iv) the failure of a Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Borrower or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof), Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrowers’ failure to pay any such amount shall not relieve any Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Swingline Lender or the Issuing Bank in its capacity as such.

(d)To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission system (including the Internet) or (ii), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, any Approved Fund, a successor-in-interest to a Lender pursuant to a consolidation, sale or merger or, if an Event of Default has occurred and is continuing, any other assignee;
(B) the Administrative Agent; and
(C) the Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or a successor-in-interest to a Lender pursuant to a consolidation, sale or merger, or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers and the Lender Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Issuing Bank, as the case may be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d), or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE SECURED OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
(b)Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.    Confidentiality. Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Agreement or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, operations, assets, liabilities, financial condition or position, results or operations, or prospects, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
Section 9.15.    Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrowers and their respective Affiliates.
Section 9.16.    Appointment for Perfection. Each Lender Party hereby appoints each other Lender Party as its agent for the purpose of perfecting Liens, for the benefit of the Lender Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender Party (other than the Administrative Agent) obtain possession of any such Collateral, such Lender Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
Section 9.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.18.    Marketing Consent
The Borrowers hereby authorize Chase and its affiliates (including without limitation J.P. Morgan Securities LLC) (collectively, the “Chase Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies Chase in writing that such authorization is revoked.

Section 9.19.    Equipment Releases. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, upon request of the Company, to release any Lien on any Equipment granted to or held by the Administrative Agent under any Loan Document; provided that (i) no Default or Event of Default has occurred and is continuing and (ii) such Equipment is not included in the calculation of the Borrowing Base at the time of the requested release and the Company has delivered a Borrowing Base Certificate demonstrating compliance with the Borrowing Base at such time.

ARTICLE X

Loan Guaranty

Section 10.1.    Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Holders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including reasonable allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Secured Holders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Secured Holder that extended any portion of the Guaranteed Obligations.

Section 10.2.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Lender Party to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.3.    No Discharge or Diminishment of Loan Guaranty. (a) The obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations as provided in Section 2.09(b)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Secured Holder or any other Person, whether in connection herewith or in any unrelated transactions; or (v) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation.

(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Secured Holder to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Secured Holder with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment or satisfaction of the Guaranteed Obligations as provided in Section 2.09 (b)).

Section 10.4    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment or satisfaction of the Guaranteed Obligations as provided in Section 2.09(b). Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, following the occurrence of an Event of Default, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid or satisfied as provided in Section 2.09(b). To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.5.    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Guarantors have fully performed all their obligations to the Secured Holders and the Guaranteed Obligations have been fully and indefeasibly paid or satisfied as provided in Section 2.09(b).

Section 10.6.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Secured Holders.

Section 10.7.    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that no Secured Holder shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.8.    Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

Section 10.9.    Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, Issuing Bank or other Secured Holder (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Section 10.10.    Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Holders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Secured Holders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Holders hereunder; provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.11.    Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Secured Holders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.12.    Liability Cumulative. The liability of each Borrower as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Borrower to the Secured Holders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any obligations or liabilities of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

The Borrower Representative

Section 11.01.    Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower, provided that, in the case of a Revolving Loan, such amount shall not exceed such Borrower’s Availability. None of the Lender Parties, nor any of their respective officers, directors, agents or employees, shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

Section 11.02.    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lender Parties to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

Section 11.03.    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

Section 11.04.    Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the other Lender Parties. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

Section 11.05.    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lender Parties.

Section 11.06.    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender Parties the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

Section 11.07.    Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each Fiscal Month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and the Compliance Certificates required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

KAISER ALUMINUM CORPORATION

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Executive Vice President and Chief Financial Officer

KAISER ALUMINUM INVESTMENTS COMPANY

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Executive Vice President and Chief Financial Officer

KAISER ALUMINUM FABRICATED PRODUCTS, LLC

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Executive Vice President and Chief Financial Officer

KAISER ALUMINUM WASHINGTON, LLC

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Executive Vice President and Chief Financial Officer

KAISER ALUMINUM ALEXCO, LLC

By:	/s/ Daniel J. Rinkenberger
Name: Daniel J. Rinkenberger
Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
Issuing Bank, Swingline Lender and Lender

By:	/s/ Annaliese Fisher
Name: Annaliese Fisher
Title: Authorized Officer

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Krista Mize
Name: Krista Mize
Title: Authorized Officer

BANK OF AMERICA, N.A., as Lender

By:	/s/ Robert M. Dalton
Name: Robert M. Dalton
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Rod Swanson
Name: Rod Swanson
Title: Vice President

CITY NATIONAL BANK, as Lender

By:	/s/ Brent Phillips
Name: Brent Phillips
Title: Senior Vice President

REVOLVING COMMITMENT SCHEDULE

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$100,000,000
Wells Fargo Bank, N.A.	$75,000,000
Bank of America, N.A.	$65,000,000
U.S. Bank National Association	$35,000,000
City National Bank	$25,000,000
Total	$300,000,000

Schedule 1.01(b)
Designated Account Debtors
AM CASTLE GROUP (including, but not limited to the following)
AM CASTLE MATERIALS (SHANGHAI) CO LTD
CASTLE METALS DE MEXICO SA

THYSSENKRUPP GROUP (including, but not limited to the following)
THYSSENKRUPP MATERIALS AUSTRALIA PTY LTD
THYSSENKRUPP AEROSPACE XIAN
THYSSENKRUPP MATERIALS CO., LTD - SUZHOU
THYSSENKRUPP MATERIALS KOREA CO., LTD
THYSSENKRUPP MATERIALS SHANGHAI

TW METALS GROUP (including, but not limited to the following)
TW METALS INDIA
TW METALS POLSKA SP ZOO

CONTINENTAL AUTOMOTIVE GROUP (including, but not limited to the following)
CONTINENTAL AUTOMOTIVE MEXICO
CONTINENTAL AUTOMOTIVE DO BRASIL LTDA.
CONTINENTAL TEVES CZECH REPUBLIC

RELIANCE GROUP
ALL METAL SERVICES MALAYSIA
AMI METALS AEROSERVICES ANKA
EVEREST METALS CO LTD (CHINA)

OTHERS
ACEROS FORTUNA SA DE CV
ALINOX SP. Z.O.O.
BTI METAL CENTER LTD
CALM ALUMINUM
EATON LTDA
EMBRAER-EMPRESA BRASILEIRA DE AERONAUTICA SA
EMBRAER S. A.
GARMCO PTE LTD
GOVERNMENT OF ISRAEL MINISTRY OF DEFENSE
KENWORTH MEXICANA, S.A. DE C.V.
KOREA AEROSPACE INDUSTRIES LTD.
KOREAN AIR
MARMON/KEYSTONE DE MEXICO
METALKOR INDUSTRIES LTD
PACKER YADPAZ
ROBERT BOSCH AUSTRALIA
SCOPE MTL TRADING & TECH SVCE
STARKE SINGAPORE PTE LTD
TAI-TUSAS AEROSPACE IND. INC.

Schedule 1.01(c)
Significant Subsidiaries
Kaiser Aluminum Investments Company Kaiser Aluminum Fabricated Products, LLC
Kaiser Aluminum Washington, LLC
Kaiser Aluminum Alexco, LLC

Schedule 1.01(d)
Reliance Account Debtors
AFFILIATED METALS INC
ALL METAL SERVICES FRANCE
ALL METAL SERVICES CHINA
ALL METAL SERVICES , LTD - UK
ALL METAL SERVICES MALAYSIA
ALUMINUM & STAINLESS INC.
AMERICAN METALS CORPORATION
AMI METALS AEROSERVICES ANKA
AMI METALS EUROPE
AMI METALS FRANCE SAS
AMI METALS INC
AMI METALS UK
BRALCO METALS
BRALCO METALS PACIFIC NW DIV
BRALCO METALS SOUTHWEST
CHATHAM STEEL CORP
CLAYTON METALS INC
EARLE M JORGENSEN COMPANY
EARLE M JORGENSEN (CANADA) INC
ENCORE METALS
EVEREST METALS CO LTD (CHINA)
HAGERTY STEEL ALUMINUM
LIEBOVICH BROS INC
METALCENTER INC
METALWEB
OLYMPIC METALS INC
PACIFIC METAL COMPANY
PHOENIX METALS COMPANY

RELIANCE METAL CENTER
RELIANCE STEEL & ALUMINUM CO
SISKIN STEEL & SUPPLY CO
STEEL BAR CORP
TUBE SERVICE COMPANY
VIKING MATERIALS
YARDE METALS INC.

Schedule 1.01(e)
Existing Loans
None

Schedule 2.06(k)
Existing Letters of Credit
The Letters of Credit outstanding on the Effective Date are listed below:

JP Morgan Chase Letter of Credit No. L5LS-624174 In favor of Louisiana Dept. of Labor	$850,000.00
JP Morgan Chase Letter of Credit No. L5LS-641916 In favor of Oklahoma Workers’ Compensation	$300,000.00
JP Morgan Chase Letter of Credit No. L5LS-641096 In favor of State of California	$299,652.00
JP Morgan Chase Letter of Credit No. L5LS-624999 In favor of Old Republic Insurance Co.	$3,465,661.00
JP Morgan Chase Letter of Credit No. L5LS-650644 In favor of Arch Insurance Company	$2,379,000.00
Total	$7,294,313.00

Schedule 3.05 (a)
Real Property
Owned Real Property:

Owner	Property Location
KAW	Trentwood 15000 E. Euclid Ave. Spokane Valley, WA 99216 (Spokane County)
KAIC	Mead Parcel 6 and 5 Mead, WA 99021 (Spokane County)
KAFP	Tennalum 309 Industrial Drive Jackson, TN 38301 (Madison County)
KAFP	Newark 600 Kaiser Drive Heath, Ohio 43056 (Licking County)
KAFP	Sherman 4300 Highway 75 South Sherman, TX 75090 (Grayson County)
KAFP	Tulsa 4111 S. 74th E. Avenue Tulsa, OK 74194 (Tulsa County)
KAFP	Bellwood 1901 Reymet Road Richmond, VA 23237 (Chesterfield County)
KAFP	Los Angeles 6250 Bandini Blvd. Commerce CA 90040-3168
KAFP	Florence 1547 Helton Drive Florence, AL 35630

Leased Real Property:

Tenant	Property Location
KAW	3401 N. Tschirley Road Spokane Valley, WA 99216
KAFP	6573 W. Willis Road Chandler, AZ 85226
KAFP	5205 Kaiser Drive Kalamazoo, Michigan 49048
KAW	2425 Stevens Drive Richland, WA 99352
KAFP	27422 Portola Parkway Foothill Ranch, CA 92610
KAFP	31000 Telegraph Road, Suite 220 Bingham Farms, MI 48025
KAA	6250 W. Allison Road Chandler, AZ 85226

Schedule 3.05(b)
Intellectual Property

Patents

Grantor	Title of Patent	Jurisdiction	Date of Issuance/ Filing	Patent/ App Number
Kaiser Aluminum Fabricated Products, LLC	Aluminum-magnesium-scandium alloys with zinc and copper	USA	10/31/2000	6139653
Kaiser Aluminum Fabricated Products, LLC	Aluminum-magnesium-scandium alloys with zinc and copper	Germany	06/09/2004	60007882.5
Kaiser Aluminum Fabricated Products, LLC	Aluminum-magnesium-scandium alloys with zinc and copper	Great Britain	01/21/2004	1212473
Kaiser Aluminum Fabricated Products, LLC	Aluminum-magnesium-scandium alloys with zinc and copper	France	01/21/2004	1212473
Kaiser Aluminum Fabricated Products, LLC	Aluminum-magnesium-scandium alloys with zinc and copper	Canada	03/01/2005	2381332
Kaiser Aluminum Fabricated Products, LLC	Aluminum alloy useful for driveshaft assemblies and method of manufacturing extruded tube of such alloy	USA	06/19/2001	6248189
Kaiser Aluminum Fabricated Products, LLC	High strength aluminum alloys and process for making the same	China	03/22/2006	App No. 20068017318
Kaiser Aluminum Fabricated Products, LLC	High strength aluminum alloys and process for making the same	Europe	03/22/2006	App. No. 06849740
Kaiser Aluminum Fabricated Products, LLC	High Strength, High Formability and Low Cost Aluminum Lithium Alloy	Brazil	10/23/2015F	102015026 954-4
Kaiser Aluminum Fabricated Products, LLC	High Strength, High Formability and Low Cost Aluminum Lithium Alloy	Canada	10/08/2015F	Not assigned
Kaiser Aluminum Fabricated Products, LLC	High Strength, High Formability and Low Cost Aluminum Lithium Alloy	China	10/26/2015F	Not assigned
Kaiser Aluminum Fabricated Products, LLC	High Strength, High Formability and Low Cost Aluminum Lithium Alloy	EPO	10/23/2015	1519/323.3
Kaiser Aluminum Fabricated Products, LLC	High Strength, High Formability and Low Cost Aluminum Lithium Alloy	India	10/19/2015F	5600/CHE/2015
Kaiser Aluminum Fabricated Products, LLC	High Strength, High Formability and Low Cost Aluminum Lithium Alloy	Rus.Fed	10/23/2015F	2015145771

Kaiser Aluminum Fabricated Products, LLC	High Strength, High Formability and Low Cost Aluminum Lithium Alloy	USA	10/26/2015F	514/523.931
Kaiser Aluminum Fabricated Products, LLC	High Strength Aluminum Alloys and Process for Making Same	USA	12/29/2010F	12/980.874
Kaiser Aluminum Fabricated Products, LLC	Optimization and Control of Metallurgical Properties During Homogenization of an Alloy	China	03/31/2012F	201210189768.9
Kaiser Aluminum Fabricated Products, LLC	Optimization and Control of Metallurgical Properties During Homogenization of an Alloy	EPO	03/27/2012F	12161623.9
Kaiser Aluminum Fabricated Products, LLC	Optimization and Control of Metallurgical Properties During Homogenization of an Alloy	USA	04/04/2011F	13/079,633
Kaiser Aluminum Fabricated Products, LLC	Ultra-Thick High Strength 7xxx Series Aluminum Alloy Products and Methods of Making Such Products applications	USA	04/22/2013	13/867,682
Kaiser Aluminum Fabricated Products, LLC	High Strength 7xxx Series Aluminum Alloy Products and Methods of Making Such Products applications	USA	06/01/2015	14/727,341

Trademarks

Grantor	Trademark	Jurisdiction	Date of Registration/ Filing	Registration/ Serial Number
Kaiser Aluminum Fabricated Products, LLC	Precision Rod	USA	08/08/2006	3,127,295
Kaiser Aluminum Fabricated Products, LLC	Kaiser Select	USA	05/17/2005	2,952,651
Kaiser Aluminum Fabricated Products, LLC	T-Form	USA	04/20/2004	2834165
Kaiser Aluminum Fabricated Products, LLC	Tennalum and Design	USA	1/20/1998	2130244
Kaiser Aluminum Fabricated Products, LLC	Tennalum Preferred Employer Preferred Investment Preferred Supplier and Design	USA	1/27/1998	2132196
Kaiser Aluminum Fabricated Products, LLC	Tennalum	USA	01/07/1997	2028807
Kaiser Aluminum Fabricated Products, LLC	Kaiser T-Form	USA	12/9/1997	2120283
Kaiser Aluminum Fabricated Products, LLC	Precision Plate	USA	10/24/1989	1561785
Kaiser Aluminum Fabricated Products, LLC	Kaiser	USA	5/3/1977	1064817
Kaiser Aluminum Fabricated Products, LLC	Hi-Form	United Kingdom	4/30/1999	2052347
Kaiser Aluminum Fabricated Products, LLC	Kaiser	United Kingdom		854971
Kaiser Aluminum Fabricated Products, LLC	Hi-Form	Canada	1/22/1997	TMA469374
Kaiser Aluminum Fabricated Products, LLC	Precision Plate	Canada	2/5/1997	TMA470525
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Canada	3/18/1966	TMA144408
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Canada	3/18/1966	TMA144407
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Europe	7/27/2004 (filing date)	3953651
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Spain	1/31/1964	431540M

Kaiser Aluminum Fabricated Products, LLC	Hi-Form	France		96606761
Kaiser Aluminum Fabricated Products, LLC	Hi-Form	Benelux		588424
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Benelux		98542
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Austria	12/13/1995	161489
Kaiser Aluminum Fabricated Products, LLC	Hi-Form	Japan	8/29/1997	4049234
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Japan	2/17/1965	0667912
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Germany	10/11/1996	39534136
Kaiser Aluminum Fabricated Products, LLC	Hi-Form	Germany	4/9/1996	39603085
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Germany	8/8/1969	860036
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Chile	10/1/1996	468710
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Dominican Republic	9/23/2000	7476
Kaiser Aluminum Fabricated Products, LLC	Kaiser	European Community	7/27/2004	3935651
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Mexico	10/4/1995	608668
Kaiser Aluminum Fabricated Products, LLC	Kaiser	South Korea	6/10/1997	364530
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Ukraine	11/12/1999	13997
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Venezuela	9/20/1995	P-205681
Kaiser Aluminum Fabricated Products, LLC	Kaiser	Germany	1/5/1955	669236
Kaiser Aluminum Fabricated Products, LLC	Hi-Form	Italy	5/14/1998	747152
Kaiser Aluminum Fabricated Products, LLC	KaiserSelect	USA	07/07/2015	4768982

Kaiser Aluminum Fabricated Products, LLC	KaiserSelect	USA	07/07/2015	4768981
Kaiser Aluminum Fabricated Products, LLC	Kaiser Aluminum	USA	08/05/2014	4580604
Kaiser Aluminum Fabricated Products, LLC	MICRO-CHIP	USA	04/04/1961	0713375

Schedule 3.06
Disclosed Matters

(a)	None.

(b)
None, except (i) as disclosed in the Company’s annual and quarterly reports filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “34 Act”), or otherwise included in the accruals and cost estimates disclosed in the Company’s 34 Act reports, and (ii) a Notice of Penalty received from the Spokane Regional Clean Air Agency on November 4, 2015 seeking to impose a $10,000 penalty.

Schedule 3.12
Material Agreements
None.

Schedule 3.14
Insurance

INSURANCE COVERAGE	POLICY NUMBER	POLICY PERIOD	UNDERWRITERS	LIMITS	DEDUCTIBLE/SIR (Self Insured Retention)
Marine Cargo	N04994097	5/1/15 -5/1/16	ACE/ INA
$10MM per any one conveyance (land, sea, air); $2M On-deck any one vessel subject to on-deck bill of lading; $1.5M On-deck any one barge; $20K per any one package by mail or parcel post; $20k Any one exhibition/ trade fair
$100K per each occurrence
Aviation Products Liability	SIHL1-447U UA00004919AV15A NQP4031331 AVT001787(15) QML0000010	5/1/15 - 5/1/16	USAIG - (50% of Primary Share) XL (15% primary share) W. Brown - Catlin Insurance Company (15% primary share) AXA - (10% of Primary share) QBE - (10% of Primary share)
$350MM Products Liability Aggregate (A) $125MM Grounding Liability Aggregate (B) $350MM Combined Single Limit both coverages (A&B) Aggregate $25MM Non-owned Aircraft Liability each Occurrence (maximum of 40 passenger seats)
None
Aviation Products Liability - Excess	C4X000000800	5/1/15 - 5/1/16	SwissRe - 100%	SwissRe provides $150M Excess of Primary $350M	None
Property Coverage (Canadian location included, but policy #’s differ)	PPR09258762-08 PGLN09169830 CPD12128-03 013113050 10F150945-2015-1	5/1/15 - 5/1/16
Zurich American Insurance Company - (25% share) ACE American Insurance Company - (23.5% Share) HDI-Gerling America Insurance Co. - (12.5% share) Lexington Insurance Company - (24% share) General Security Indemnity Co of Arizona (Scor Re) - (15% share)

“$400MM Per Occ., Combined Property Damage / Business Interruption. $100MM Earthquake, annual aggregate, except California $20MM California Earthquake, annual aggregate $100MM Flood, annual aggregate, except Zone A or High Hazard Flood $5MM Flood, annual aggregate for Zone A or High Hazard Flood”
“$2.5 MM per Occ., except: CA Quake: 5% of TIV (subject to $2.5MM minimum) Windstorm 2% TIV (subject to $2.5MM minimum) Foothill Ranch location: $25K w/$250k EQ”
General Liability	065463583	12/1/14-12/1/15	Lexington Insurance Company
$1MM each Occurrence; $2MM General Aggregate $2MM Products/ Completed Operations aggregate limit $1MM Personal Injury/Advertising Injury $1MM/$2MM Employee Benefits Liability [each Occ/Agg] Defense costs DO NOT erode the limits described above
$500K SIR Defense costs doerode the SIR
Auto Liability	71CAB4966405	12/1/14-12/1/15	Arch Insurance	$1MM ea. Occurrence Combined Single Limit $1MM Uninsured/ Underinsured - $5K Med Payments $1MM Hired or Borrowed; $1MM Non-owned auto	$2,500 Physical Damage
Workers’ Comp/Employers Liability (EL)	71WCI4966205	12/1/14-12/1/15	Arch Insurance	Statutory WC Benefits EL: $1MM Bodily Injury each Accident EL: $1MM Bodily Injury by Disease - Each Employee Excludes: States of Ohio and Washington	$500K Deductible

Excess Workers’ Comp/Employers Liability (EL)	71WCX-496-6305	12/1/14-12/1/15	Arch Insurance	WC - Statutory / EL - $1MM Covered States: Ohio & Washington	$500K SIR
Excess Liability	065463246	12/1/14-12/1/15	Lexington Insurance Company	$25MM per Occurrence/Aggregate excess of GL
	EXC1911643	12/1/14-12/1/15	Great American Assurance Co. (ACIS)	$25MM occ/agg xs of underlying
	NAMCA1400106	12/1/14-12/1/15	XL Group	$25MM occ/agg xs of underlying
	25860329	12/1/14-12/1/15	AIG Europe Limited	$25MM occ/agg xs of underlying
Punitive Damages	16196265	12/1/14-12/1/15	American International Reassurance Co, (AIG)	$25MM per Occurrence/Aggregate excess of GL
	EXC 1492500	12/1/14-12/1/15	Great American	$25 MM occ/agg xs of underlying
Foreign Difference In Conditions (DIC) pkg	PHFD37928380	12/1/14-12/1/15	ACE	Gap Coverage (GL, Auto, WC) for foreign premises GL: $1M each Occurrence / $2M General Aggregate Auto: $1M Combined Single Limit FVWC: Employers Liability $1M/$1M/$1M	None
Directors & Officers Liability (Primary)	01-910-73-56	12/1/14-12/1/15	National Union (AIG)	$10 MM	$0 Non-Indemnifiable $500K Indemnifiable $500K securities claims
Excess D&O	105711233	12/1/14-12/1/15	St Paul Travelers	$10 MM xs $10 MM
Excess D&O	72 DA 0233825 14	12/1/14-12/1/15	Hartford	$10 MM xs $20 MM
Excess D&O	CUG37199	12/1/14-12/1/15	Old Republic	$10 MM xs $30 MM
Excess Side A D&O	8208-6838	12/1/14-12/1/15	Chubb	$10MM xs $40 MM
Employment Practices Liability	01-917-78-76	12/1/14-12/1/15	National Union (AIG)	$3MM	$250K
Corporate Fiduciary	8221-4392	12/1/14-12/1/15	Chubb	$10 MM	$25K
Excess Corporate Fiduciary Liability	105709564	12/1/14-12/1/15	St Paul Travelers	$5 MM xs 10 MM	N/A
Executive Risk	17-723-839	12/1/13-12/1/16	National Union (AIG)	$20 MM	NIL
(K&R)
Commercial Crime	01-910-73-08	12/1/14-12/1/15	National Union (AIG)	$10 MM	$100K per Occurrence
LONG-TERM AND RUN-OFF POLICIES
Clean-Up Cost	EPP1956642	10/7/04-10/7/34	American Int’l Specialty Ins.	$18MM Limit for Clean-up Costs of Pollutants identified in Remedial Plan
Cap. Ins				Mead Location (Named Insured: Mead SPL Site Custorial Trust under Custorial Trust Agreement dated October 7, 2004)

Schedule 3.15
Capitalization and Subsidiaries

(a)
Name	The Borrower’s Ownership in the Significant Subsidiary
Kaiser Aluminum Investments Company (“KAIC”)	100% directly owned by Kaiser Aluminum Corporation (the “ Company “)
Kaiser Aluminum Fabricated Products, LLC (“KAFP”)	100% directly owned by KAIC and 100% indirectly owned by the Company
Kaiser Aluminum Washington, LLC	100% directly owned by KAFP and 100% indirectly owned by the Company
Kaiser Aluminum Alexco, LLC	100% directly owned by KAFP and 100% indirectly owned by the Company
(b)
- Equity Interests of KAIC
Class of Stock	Shareholder Name and Ownership Interest
Common	100% directly owned by the Company
- Equity Interests of Kaiser Aluminum Fabricated Products, LLC
Class of Stock	Member Name and Ownership Interest
N/A	100% directly owned by KAIC and 100% indirectly owned by the Company
- Equity Interests of Kaiser Aluminum Washington, LLC
Class of Stock	Member Name and Ownership Interest
N/A	100% directly owned by KAFP and 100% indirectly owned by the Company
- Equity Interests of Kaiser Aluminum Alexco, LLC
Class of Stock	Member Name and Ownership Interest
N/A	100% directly owned by KAFP and 100% indirectly owned by the Company
(c)
Name	Type of Entity
Kaiser Aluminum Corporation	Corporation
Kaiser Aluminum Investments Company	Corporation
Kaiser Aluminum Fabricated Products, LLC	Limited Liability Company
Kaiser Aluminum Washington, LLC	Limited Liability Company
Kaiser Aluminum Alexco, LLC	Limited Liability Company

Schedule 6.01(b)
Existing Indebtedness

1.
Senior notes in the aggregate principal amount of $197.8 million at October 31, 2015 issued pursuant to an Indenture by and between the Company and Wells Fargo Bank, National Association, as trustee, in May 2012. The notes bear a stated interest rate of 8.25% per annum which is payable semi-annually in arrears on June 1 and December 1 of each year. The notes will mature on June 1, 2020, subject to earlier repurchase or conversion.

Schedule 6.01(e)
Existing Purchase Money Debt and Capital Lease Obligations

1.	Capital leases for equipment at the Spokane, Washington facility with liabilities at October 31, 2015 totaling $155,602.

Schedule 6.02
Existing Liens
None.

Schedule 6.04
Existing Investments

1.	Investments related to Kaiser Aluminum Fabricated Products Restoration Plan held at Fidelity Investments as trustee for the plan.

2.
Cash deposits placed with the State of Washington or with financial institution(s) on behalf of the State of Washington to fund, or provide financial assurance of the ability of Kaiser Aluminum Fabricated Products, LLC and Kaiser Aluminum Washington, LLC to fund, workers’ compensation claims and workers’ compensation pensions.

3.	Workers’ compensation related escrow deposits with Broadspire, Arch, and Old Republic.

4.	JPM Chase deposits for cash collateralized LCs.

5.	Cash deposit with Southwest Gas (supplier of natural gas to the 6250 W. Allison Road, Chandler, Arizona facility).

Schedule 6.10
Existing Restrictions
None.